                                                                  EXHIBIT 4.6
- -----------------------------------------------------------------------------


                           AMENDED AND RESTATED
                             CREDIT AGREEMENT

                         Dated as of July 31, 1996

                                   among

                           CROWN PACIFIC LIMITED
                                PARTNERSHIP,

                                the Company

                      BANK OF AMERICA NATIONAL TRUST
                         AND SAVINGS ASSOCIATION

                                 as Agent,

                                     and

                            ABN AMRO BANK, N.V.

                                     and

                             SOCIETE GENERALE,

                                as Co-Agents



                                     and

                THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO




                                 Arranged By

                            BA SECURITIES, INC.


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

                             TABLE OF CONTENTS
                                                                         PAGE
                                                                         ----
ARTICLE I     DEFINITIONS...............................................    1
   1.1        Certain Defined Terms.....................................    1
   1.2        Other Interpretive Provisions.............................   27
   1.3        Accounting Principles.....................................   28
ARTICLE II    THE CREDITS...............................................   28
   2.1        Amounts and Terms of Commitments..........................   28
   2.2        Loan Accounts.............................................   29
   2.3        Procedure for Borrowing on any Borrowing Date.............   29
   2.4        Conversion and Continuation Elections.....................   30
   2.5        Voluntary Termination or Reduction of Commitments.........   31
   2.6        Optional Prepayments......................................   32
   2.7        Mandatory Prepayments of Loans; Mandatory Commitment
               Reductions...............................................   32
   2.8        Repayment.................................................   34
   2.9        Interest..................................................   34
   2.10       Fees......................................................   35
   2.11       Computation of Fees and Interest..........................   35
   2.12       Payments by the Company...................................   36
   2.13       Payments by the Banks to the Agent........................   36
   2.14       Sharing of Payments, Etc. ................................   37
   2.15       Quarterly Adjustments.....................................   37
ARTICLE III   TAXES, YIELD PROTECTION AND ILLEGALITY....................   38
   3.1        Taxes.....................................................   38
   3.2        Illegality................................................   39
   3.3        Increased Costs and Reduction of Return...................   40
   3.4        Funding Losses............................................   40
   3.5        Inability to Determine Rates..............................   41
   3.6        Certificates of Banks.....................................   41
   3.7        Survival..................................................   42

ARTICLE IV    CONDITIONS PRECEDENT......................................   42
   4.1        Conditions of Initial Credit Extension....................   42
   4.2        Conditions to All Credit Extensions.......................   44
ARTICLE V     REPRESENTATIONS AND WARRANTIES............................   45
   5.1        Existence and Power.......................................   45
   5.2        Authorization; No Contravention...........................   45
   5.3        Governmental Authorization................................   45
   5.4        Binding Effect............................................   46
   5.5        Litigation................................................   46
   5.6        No Default................................................   46
   5.7        ERISA Compliance..........................................   46
   5.8        Use of Proceeds; Margin Regulations.......................   47
   5.9        Title to Properties.......................................   47
   5.10       Taxes.....................................................   47
   5.11       Financial Condition.......................................   47
   5.12       Environmental Matters.....................................   48
   5.13       Regulated Entities........................................   49
   5.14       No Burdensome Restrictions................................   49
   5.15       Copyrights, Patents, Trademarks and Licenses, Etc. .......   49
   5.16       Subsidiaries..............................................   49
   5.17       Insurance.................................................   49
   5.18       Labor Relations...........................................   50
   5.19       Partnership Interests.....................................   50
   5.20       Full Disclosure...........................................   50
   5.21       Solvency..................................................   50
   5.22       Swap Obligations..........................................   50
ARTICLE VI    AFFIRMATIVE COVENANTS.....................................   50
   6.1        Financial Statements......................................   51
   6.2        Certificates; Other Information...........................   52
   6.3        Notices...................................................   53
   6.4        Preservation of Partnership Existence, Etc. ..............   54

   6.5        Maintenance of Property...................................   55
   6.6        Insurance.................................................   55
   6.7        Payment of Obligations....................................   55
   6.8        Compliance with Laws......................................   55
   6.9        Inspection of Property and Books and Records..............   56
   6.10       Environmental Laws........................................   56
   6.11       Use of Proceeds...........................................   56
   6.13       Further Assurances........................................   56
ARTICLE VII   NEGATIVE COVENANTS........................................   57
   7.1        Limitation on Liens.......................................   57
   7.2        Asset Dispositions........................................   58
   7.3        Consolidations and Mergers................................   60
   7.4        Harvesting Restrictions...................................   61
   7.5        Loans and Investments.....................................   63
   7.6        Limitation on Indebtedness................................   64
   7.7        Transactions with Affiliates..............................   65
   7.8        Use of Proceeds...........................................   65
   7.9        Contingent Obligations....................................   65
   7.10       Joint Ventures............................................   66
   7.11       Restricted Payments.......................................   66
   7.12       Change in Business........................................   66
   7.13       Fiscal Year Changes.......................................   66
   7.14       Amendments to Agreements..................................   66
   7.16       Limitation on Voluntary Payments of Senior Notes, Etc. ...   67
ARTICLE VIII  EVENTS OF DEFAULT.........................................   67
   8.1        Event of Default..........................................   67
   8.2        Remedies..................................................   69
   8.3        Rights Not Exclusive......................................   70
ARTICLE IX    THE AGENT.................................................   70
   9.1        Appointment and Authorization.............................   70
   9.2        Delegation of Duties......................................   70

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

   9.3        Liability of Agent........................................   71
   9.4        Reliance by Agent.........................................   71
   9.5        Notice of Default.........................................   71
   9.6        Credit Decision...........................................   72
   9.7        Indemnification...........................................   72
   9.8        Agent in Individual Capacity..............................   73
   9.9        Successor Agent...........................................   73
   9.10       Withholding Tax...........................................   73
   9.11       Co-Agents.................................................   75
ARTICLE X     MISCELLANEOUS.............................................   75
  10.1        Amendments and Waivers....................................   75
  10.2        Notices...................................................   76
  10.3        No Waiver; Cumulative Remedies............................   76
  10.4        Costs and Expenses........................................   76
  10.5        Indemnity.................................................   77
  10.6        Payments Set Aside........................................   78
  10.7        Successors and Assigns....................................   78
  10.8        Assignments, Participations, Etc. ........................   78
  10.9        Set-off...................................................   80
  10.10       Automatic Debits of Fees..................................   81
  10.11       Notification of Addresses, Lending Offices, Etc. .........   81
  10.12       Counterparts..............................................   81
  10.13       Severability..............................................   81
  10.14       No Third Parties Benefited................................   81
  10.15       Governing Law and Jurisdiction............................   82
  10.16       Waiver of Jury Trial......................................   82
  10.17       Recourse..................................................   83
  10.18       Entire Agreement..........................................   83

SCHEDULES

Schedule 1.1   Investment Policy
Schedule 2.1   Commitments
Schedule 5.5   Litigation
Schedule 5.7   ERISA
Schedule 5.12  Environmental Matters
Schedule 5.16  Subsidiaries and Minority Interests
Schedule 7.1   Permitted Liens
Schedule 7.5   Permitted Loans and Investments
Schedule 7.6   Permitted Indebtedness
Schedule 7.9   Contingent Obligations
Schedule 10.2  Lending Offices; Addresses for Notices

EXHIBITS

Exhibit A      Form of Notice of Borrowing
Exhibit B      Form of Notice of Conversion/Continuation
Exhibit C      Form of Compliance Certificate
Exhibit D      Form of Legal Opinion of Company's Counsel
Exhibit E      Form of Assignment and Acceptance
Exhibit F      Form of Note
Exhibit G      Form of Installment Payment Election
Exhibit H      Form of Escrow Agreement

                           AMENDED AND RESTATED
                             CREDIT AGREEMENT

     This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of July 31, 1996, among Crown Pacific Limited Partnership, a Delaware limited partnership (the "COMPANY"), the several financial institutions from time to time party to this Agreement (collectively, the "BANKS"; individually, a "BANK"), Bank of America National Trust and Savings Association, as agent for the Banks, and ABN AMRO Bank, N.V. and Societe Generale, as co-agents for the Banks.

     WHEREAS, the Company, the banks signatory thereto and BofA as agent for those banks entered into a Credit Agreement dated as of December 13, 1994 (as amended by the Amendment to Credit Agreement dated as of February 21, 1995, the "Original Credit Agreement");

     WHEREAS, the Company, the banks signatory thereto and BofA as agent for those banks entered into an Amended and Restated Credit Agreement dated as of May 22, 1995 (the "1995 Amended and Restated Credit Agreement");

     WHEREAS, the Company, the Existing Banks and BofA as agent for the Existing Banks entered into an Amended and Restated Credit Agreement dated as of May 13, 1996 (the "1996 Amended and Restated Credit Agreement");

     WHEREAS, the Company, the Agent, the Co-Agents and the Banks desire to enter into this Agreement to amend and restate the 1996 Amended and Restated Credit Agreement and to become parties to this Agreement upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the Company, the Agent, the Co-Agents, and the Banks hereby amend and restate the 1996 Amended and Restated Credit Agreement in its entirety and hereby agree as follows:

                              ARTICLE I

                             DEFINITIONS

     1.1 CERTAIN DEFINED TERMS. The following terms have the following meanings:

          "ACQUISITION" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person or otherwise causing any Person, to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

          "AFFILIATE" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

          "AGENT" means BofA in its capacity as agent for the Banks hereunder, and any successor agent arising under Section 9.9.

          "AGENT-RELATED PERSONS" means BofA, BofA as agent under Original Credit Agreement, the 1995 Amended and Restated Credit Agreement, or the 1996 Amended and Restated Credit Agreement and any successor agent arising under
Section 9.9, together with their respective Affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "AGENT'S PAYMENT OFFICE" means the address for payments set forth on SCHEDULE 10.2 in relation to the Agent, or such other address as the Agent may from time to time specify.

          "AGGREGATE COMMITMENT" means the combined Commitments of the Banks, as such amount may be increased or reduced from time to time pursuant to this Agreement.

          "AGREEMENT" means this Amended and Restated Credit Agreement.

          "ANNUAL TIMBER INCREASE" and "ANNUAL TIMBER DECREASE" have the meanings specified in Section 7.4.

          "APPLICABLE MARGIN" means, in respect of all Loans outstanding on any date (A) for the period from the Closing Date through September 30, 1996, 2.0% for Offshore Rate Loans and 1.0% for Base Rate Loans, and (B) from October 1, 1996, the percentage specified below opposite the Total Debt to Cash Flow Ratio (which ratio shall be calculated for the relevant four fiscal quarter period) calculated for the periods described below.

    TOTAL DEBT TO CASH FLOW RATIO
    AT END OF FISCAL QUARTER                           APPLICABLE MARGIN
    -----------------------------                  ------------------------
                                                    OFFSHORE        BASE
                                                   RATE LOANS    RATE LOANS
                                                   ----------    ----------
    Less than or equal to 2.50 to 1.00              0.7500%        0000.0%

    Greater than 2.50 to 1.00 but less
    than or equal to 3.00 to 1.00                   0.8750%        0000.0%

    Greater than 3.00 to 1.00 but less
    than or equal to 3.50 to 1.00                   1.2500%        0.2500%

    Greater than 3.50 to 1.00 but less
    than or equal to 4.00 to 1.00                   1.5000%        0.5000%

    Greater than 4.00 to 1.00                       2.0000%        1.0000%


The Applicable Margin for each fiscal quarter commencing on and after October 1, 1996, shall be calculated in reliance on the financial reports delivered pursuant to subsections 6.1(a) and (b) and the certificate delivered with respect thereto pursuant to subsection 6.2(b) with respect to the fiscal quarter ending immediately before the fiscal quarter in question (e.g., June 30 financials determine the Applicable Margin for the fiscal quarter beginning July 1). As such financial reports and certificate are not required to be delivered hereunder until 60 days (or 90 days in the case of fiscal year-end financial reports) after the end of the applicable fiscal quarter, the Applicable Margin for each fiscal quarter that the Applicable Margin is based upon the foregoing chart shall be assumed for interim calculation and collection purposes, until delivery of such financial reports and certificate, to be the same as for the immediately preceding fiscal quarter. If such financial reports and certificate are delivered before the beginning of the next succeeding fiscal quarter, then the Applicable Margin will be adjusted retroactively to the beginning of the fiscal quarter in question. If the Company fails to deliver such financial reports and certificate to the Agent for any fiscal quarter by the beginning of the next succeeding fiscal quarter (e.g., by October 1 for the fiscal quarter ending June 30), then the Applicable Margin for the following fiscal quarter (e.g., October 1 through December 31) shall be assumed for interim calculation and collection purposes, until delivery of such financial reports and certificates, to be the Applicable Margin applicable to the next higher Total Debt to Cash Flow Ratio; thus, if the Applicable Margin had previously been 1.5% for Offshore Rate Loans and 0.5% for Base Rate Loans, a failure to deliver quarterly financials by the first day of the next fiscal quarter would cause the Applicable Margin to be 2.0% and 1.0%, respectively, until such delivery. Upon delivery of such delinquent financial reports and certificate, the Applicable Margin will be adjusted retroactively to the beginning of the immediately preceding fiscal quarter, with any payment adjustments being made pursuant to Section 2.15. Whether or not the Applicable Margin is based upon the foregoing chart, the Applicable Margin shall be adjusted automatically as to all Loans then outstanding (without regard to the timing of Interest Periods) as of the effective date of any change in the Applicable Margin.

          "ARRANGER" means BA Securities, Inc., a Delaware corporation.

          "ASSET COVERAGE RATIO" has the meaning specified in Section 7.4.

          "ASSIGNEE" has the meaning specified in subsection 10.8(a).

          "ATTORNEY COSTS" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all disbursements of internal counsel.

          "AVAILABLE CASH" means, with respect to any fiscal quarter and without duplication:

          (a)  the sum of:

               (i) all cash receipts of the Company during such fiscal quarter from all sources;

               (ii) any reduction with respect to such fiscal quarter in a cash reserve previously established pursuant to clause (b)(ii) below (either by reversal or utilization) from the level of such reserve at the end of the prior fiscal quarter; and

               (iii) the amount available to be borrowed on the last day of such fiscal quarter under the Working Capital Facility but only so long as the conditions relating to a "Borrowing" set forth in subsections 5.2(b) and (c) of and as defined in the Facility B Credit Agreement would be satisfied or waived on such date (or, if the Working Capital Facility is other than the Facility B Credit Agreement, the conditions to borrowing under such Working Capital Facility would be satisfied or waived on such date);

          (b)  LESS the sum of:

               (i) all cash disbursements of the Company during such fiscal quarter, including, without limitation, disbursements for operating expenses (including, without limitation, the amounts described in the second sentence of Section 7.7), taxes, if any, debt service (including, without limitation, the payment of principal, premium and interest), redemption of Partnership Interests (as defined in the Company Partnership Agreement), capital expenditures and cash distributions to Partners (as defined in the Company Partnership Agreement) (but only to the extent that such cash distributions to Partners exceed Available Cash for the immediately preceding fiscal quarter); and

               (ii) any cash reserves established with respect to such fiscal quarter, and any increase with respect to such fiscal quarter in a cash reserve established pursuant to this clause (b)(ii) from the level of such reserve at the end of the prior fiscal quarter, in such amounts as the Managing General Partner determines in its reasonable discretion to be necessary or appropriate (A) to provide for the proper conduct of the business of the Company (including, without limitation, reserves for future capital expenditures and those established with respect to the Obligations hereunder, the "Obligations" under and as defined in the Facility B Credit Agreement, and the Senior Notes), PROVIDED that the reserves established during such fiscal quarter pursuant to this clause (b)(ii) shall include an amount not less than (x) 50% of the aggregate amount of all interest in respect of the Senior Notes to be paid on the interest payment date immediately following such fiscal quarter, (y) 100% of the aggregate amount of all accrued and unpaid interest in respect of the Loans and the Facility B Loans on the date of determination, and (z) 25% of the aggregate amount of all principal in respect of the Senior Notes scheduled to be paid during the nine calendar month period immediately following such fiscal quarter, (B) to provide funds for distributions to the Partners in respect of any one or more of the next four fiscal quarters, or (C) because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject.

Taxes paid by the Company on behalf of, or amounts withheld with respect to, all or less than all of the Partners (as defined in the Company Partnership Agreement) shall not be considered cash disbursements of the Company that reduce Available Cash, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Partners. Alternatively, in the discretion of the Managing General Partner, such taxes (if pertaining to all Partners) may be considered to be cash disbursements of the Company which reduce Available Cash, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partners.

          "BANK" has the meaning specified in the introductory clause hereto.

          "BANKRUPTCY CODE" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, ET SEQ.).

          "BASE RATE" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

          "BASE RATE LOAN" means a Loan that bears interest based on the Base Rate.

          "BofA" means Bank of America National Trust and Savings
Association, a national banking association.

          "BORROWING" means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by the Banks pursuant to
Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

          "BORROWING DATE" means any date on which a Borrowing occurs under
Section 2.3.

          "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in Portland, Oregon, New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

          "CAPITAL ADDITIONS AND IMPROVEMENTS" means (a) additions or improvements to the capital assets owned by the Company or any of its Subsidiaries or (b) the acquisition of existing or the construction of new capital assets (including, without limitation, timberlands and timber processing and manufacturing facilities and related assets) made to increase the Operating Capacity of the Company and its Subsidiaries, taken as a whole, from the Operating Capacity of the Company and its Subsidiaries, taken as a whole, existing immediately prior to such addition, improvement, acquisition or construction.

          "CAPITAL ADEQUACY REGULATION" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

          "CASH COLLATERALIZE" means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent and the Banks, as collateral for the Offshore Rate Loans, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Agent (which documents are hereby consented to by the Banks). The Company hereby grants to the Agent, for the benefit of the Agent and the Banks, a security interest in all such cash and deposit account balances. Derivatives of such term shall have corresponding meaning. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at BofA.

          "CASH FLOW" means, at any date of determination, the sum of the following calculated for the Company and its Subsidiaries on a consolidated basis for the four fiscal quarter period ending on the last day of the most recent quarter for which financial reports pursuant to subsections 6.1(a) and
(b) and a certificate pursuant to subsection 6.2(b) have been delivered: (i) EBITDA for such period; (ii) PLUS the Net Proceeds from the sale or other disposition of assets permitted under subsections 7.2(a), (b), (c), (d) or
(f)(ii)(C) during such period, to the extent not otherwise included in determining EBITDA, plus Permitted Inclusions; (iii) PLUS or MINUS, as applicable, in connection with any timberland acquired by the Company with the proceeds of Indebtedness within such period, an amount equal to a good faith estimate of such additional amounts that would be included in determining EBITDA had such timberlands been owned by the Company for such period, as certified (in a certificate containing such detail as the Required Banks may reasonably request) by the Chief Financial Officer of the Company based upon such Chief Financial Officer's good faith estimates of applicable revenues and expenses arising from such timberlands and assuming aggregate timber harvests in an amount that does not require proceeds to be placed in an escrow account pursuant to Section 7.4.

          "CASH PROVIDED BY OPERATING ACTIVITY" means, at any date of determination, the sum of the following calculated for the Company and its Subsidiaries on a consolidated basis for the four fiscal quarter period ending as of the last day of the most recent fiscal quarter for which financial reports pursuant to subsections 6.1(a) and (b) and a certificate pursuant to subsection 6.2(b) have been delivered:

          (a) the sum of all cash receipts of the Company and its Subsidiaries during such period (excluding any cash proceeds from any Interim Capital Transactions),

          (b)  LESS the sum of:

               (i) all cash operating expenditures of the Company and its Subsidiaries during such period, including, without limitation, taxes, if any, and amounts owed to the Master Partnership for management services rendered to the Company for which the Master Partnership is obligated to reimburse the Managing General Partner or the Special General Partner pursuant to Section 6.4 of the Master Partnership Agreement,

               (ii) all cash debt service payments of the Company and its Subsidiaries during such period (other than payments or prepayments of principal and premium (A) required by reason of loan agreements (including, without limitation, covenants and default provisions therein) or by lenders, in each case in connection with sales or other dispositions of assets or (B) made in connection with refinancings or refundings of indebtedness with the proceeds from new indebtedness or from the sale of equity interests, PROVIDED, that any payment or prepayment of principal and premium, whether or not then due, shall be deemed, at the election and in the discretion of the Managing General Partner, to be refunded or refinanced by any indebtedness incurred or to be incurred by the Company or any of its Subsidiaries simultaneously with or within 180 days prior to or after such payment or prepayment to the extent of the principal amount of such indebtedness so incurred), and

               (iii) all cash capital expenditures of the Company and its Subsidiaries during such period, including, without limitation, cash capital expenditures made in respect of Maintenance Capital Expenditures, but excluding (A) cash capital expenditures made in respect of Operating Capacity Acquisitions and Capital Additions and Improvements and (B) cash expenditures made in payment of transaction expenses relating to Interim Capital Transactions,

          (c) LESS any additions and plus any reductions to the following reserves during such period:

               (i) any cash reserves of the Company and its Subsidiaries that the Managing General Partner deems in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in clauses (b)(i) through (iii) above including, without limitation, those reserves established with respect to the Obligations hereunder, the "Obligations" under and as defined in the Facility B Credit Agreement, and the Senior Notes and as set forth in clause (b)(ii)(A) of the definition of "Available Cash", and

               (ii) any other cash reserves of the Company and its Subsidiaries that the Managing General Partner deems in its reasonable discretion to be necessary or appropriate to provide funds for distributions with respect to Units (as defined in the Master Partnership Agreement), any general partner interests in the Master Partnership and any Partnership Interests in respect of any one or more of the next four fiscal quarters, all as determined on a consolidated basis with respect to the Company and its Subsidiaries and after taking into account the Managing General Partner's interest therein attributable to its general partner interest in the Company. Where cash capital expenditures are made in part in respect of Operating Capacity Acquisitions or Capital Additions and Improvements and in part for other purposes, the Managing General Partner's good faith allocation thereof between the portion made for Operating Capacity Acquisitions or Capital Additions and Improvements and the portion made for other purposes shall be conclusive. Taxes paid by the Company on behalf of, or amounts withheld with respect to, all or less than all of the Partners shall not be considered cash operating expenditures of the Company that reduce Cash Provided by Operating Activity, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Partners. Alternatively, in the discretion of the Managing General Partner, such taxes (if pertaining to all Partners) may be considered to be cash operating expenditures of the Company which reduce Cash Provided by Operating Activity, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partners.

          "CERCLA" has the meaning specified in the definition of "Environmental Laws."

          "CLOSING DATE" means the date on which all conditions precedent set forth in Section 4.1 are satisfied or waived by all Banks (or, in the case of subsection 4.1(e), waived by the Person entitled to receive such payment).

          "CO-AGENTS" means ABN AMRO Bank N.V. and Societe Generale, in their capacity as co-agents for the Banks.

          "CODE" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

          "COMMITMENT", as to each Bank, has the meaning specified in subsection 2.1.

          "COMMITMENT FEE PERCENTAGE" means (A) for the period from the Closing Date through September 30, 1996, 0.5% per annum, and (B) from October 1, 1996, a rate per annum equal to the percentage specified below opposite the Total Debt to Cash Flow Ratio (which ratio shall be calculated for the relevant four fiscal quarter period) calculated for the periods described below.

     TOTAL DEBT TO CASH FLOW RATIO
     AT END OF FISCAL QUARTER                            COMMITMENT FEE
     ------------------------------                      --------------

     Less than or equal to 2.50 to 1.00                       .2500%

     Greater than 2.50 to 1.00 but less
     than or equal to 3.00 to 1.00                            .3250%

     Greater than 3.00 to 1.00 but less
     than or equal to 3.50 to 1.00                            .3750%

     Greater than 3.50 to 1.00 but less
     than or equal to 4.00 to 1.00                            .4500%

     Greater than 4.00 to 1.00                                .5000%


          The Commitment Fee Percentage for each fiscal quarter commencing on and after October 1, 1996, shall be calculated in reliance on the financial reports delivered pursuant to subsections 6.1(a) and (b) and the certificate delivered with respect thereto pursuant to subsection 6.2(b) with respect to the fiscal quarter ending immediately before the fiscal quarter in question (e.g., June 30 financials determine the Commitment Fee Percentage for the fiscal quarter beginning July 1). As such financial reports and certificate are not required to be delivered hereunder until 60 days (or 90 days in the case of fiscal year-end financial reports) after the end of the applicable fiscal quarter, the Commitment Fee Percentage for each fiscal quarter that the Commitment Fee Percentage is based upon the foregoing chart shall be assumed for interim calculation and collection purposes, until delivery of such financial reports and certificate, to be the same as for the immediately preceding fiscal quarter. If such financial reports and certificate are delivered before the beginning of the next succeeding fiscal quarter, then the Commitment Fee Percentage will be adjusted retroactively to the beginning of the fiscal quarter in question. If the Company fails to deliver such financial reports and certificate to the Agent for any fiscal quarter by the beginning of the next succeeding fiscal quarter (e.g., by October 1 for the fiscal quarter ending June 30), then the Commitment Fee Percentage for the following fiscal quarter (e.g., October 1 through December 31) shall be assumed for interim calculation and collection purposes, until delivery of such financial reports and certificate, to be the Commitment Fee Percentage applicable to next higher Total Debt to Cash Flow Ratio; thus if the Commitment Fee Percentage had previously been 0.45%, a failure to deliver quarterly financials by the first day of the next fiscal quarter would cause the Commitment Fee Percentage to be 0.50% until such delivery. Upon delivery of such delinquent financial reports and certificate, the Commitment Fee Percentage will be adjusted retroactively to the beginning of the immediately preceding fiscal quarter, with any payment adjustments being made pursuant to
Section 2.15. The commitment fee payable hereunder shall be adjusted automatically as of the effective date of any change in the Commitment Fee Percentage.

          "COMPANY" has the meaning specified in the introductory clause hereto.

          "COMPANY'S KNOWLEDGE" shall mean the actual knowledge of any Person holding an office of divisional manager of the Company or any Person holding an office senior to a divisional manager including, without limitation, any senior executive or officer of the Company.

          "COMPANY PARTNERSHIP AGREEMENT" means the Amended and Restated Agreement of Limited Partnership of the Company dated as of December 22, 1994, between the Managing General Partner and the Master Partnership.

          "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of EXHIBIT C.

          "CONTINGENT OBLIGATION" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "GUARANTY OBLIGATION");
(b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

          "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "CONVERSION/CONTINUATION DATE" means any date on which, under
Section 2.4, the Company (a) converts Loans of one Type to another Type, or
(b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

          "CPI" means the Consumer Price Index For All Urban Consumers (CPI-U), All Cities, (1982-84 equals 100), as published by the U.S. Department of Labor, Bureau of Labor Statistics, or any successor publication. If the CPI should hereafter be changed, then the new base shall be converted to the 1982-84 base and the base so converted shall be used.

          "CREDIT EXTENSION" means the making of any Loans hereunder, including any conversion or continuation thereof.

          "DEBT SERVICE" means, as of the last day of any fiscal quarter, the sum of (a) Interest Expense for the four fiscal quarter period then ending PLUS (b) the amount that will be payable by the Company and its Subsidiaries on a consolidated basis during the next four fiscal quarters in respect of scheduled principal (including payments under capital leases) with respect to all Indebtedness of the Company and its Subsidiaries outstanding on the date of determination other than under Facility B Loans, after giving effect to any such Indebtedness proposed to be incurred on such date and to the substantially concurrent repayment of any other Indebtedness, (i) assuming in the case of Loans, that the Company will elect to repay the Loans outstanding on the Revolving Termination Date in installments pursuant to subsection 2.8(b), and (ii) treating the principal amount of such Indebtedness outstanding as of such date under a revolving credit or similar agreement (other than loans incurred under the Working Capital Facility) as maturing and becoming due and payable on the scheduled maturity date or dates thereof (including the maturity of any payment required by any commitment reduction or similar amortization provision), without regard to any provision permitting such maturity date to be extended.

          "DEFAULT" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "DESIGNATED ACRES" means up to an aggregate during the term of this Agreement of 50,000 acres owned by the Company which (based on the good faith determination of, and as certified to the Agent and the Banks in writing by, a Responsible Officer that such acres have at the time such determination is made a higher value as recreational, commercial, residential, grazing or agricultural property than for timber production) may reasonably be designated by the Managing General Partner at the time of the sale thereof as constituting Designated Acres.

          "DOLLARS", "DOLLARS" and "$" each mean lawful money of the United States.

          "EBITDA" means, as measured quarterly on the last day of each fiscal quarter for the four fiscal quarter period then ending, and determined in accordance with GAAP for the Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) consolidated net income (or net loss) for such period, PLUS (ii) all amounts treated as expenses for depreciation, depletion and interest and the amortization of intangibles of any kind to the extent included in the determination of such consolidated net income (or loss), PLUS (iii) all accrued taxes on or measured by income to the extent included in the determination of such consolidated net income (or loss); PROVIDED, HOWEVER, that consolidated net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains.

          "EFFECTIVE AMOUNT" means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowing and prepayments or repayments thereof occurring on such date.

          "EFFECTIVE DATE" has the meaning specified in Section 7.4.

          "ELIGIBLE ASSIGNEE" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $250,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the United States; and (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Bank, (B) a Subsidiary of a Person of which a Bank is a Subsidiary, or (C) a Person of which a Bank is a Subsidiary.

          "ENVIRONMENTAL CLAIMS" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for (i) violation of any Environmental Law, or (ii) release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or (iii) damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases of any Hazardous Material at, in, or from property, whether or not owned by the Company.

          "ENVIRONMENTAL LAWS" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety, natural resource and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the Endangered Species Act and similar state laws.

          "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

          "ERISA AFFILIATE" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
Section 414(b) or 414(c) of the Code.

          "ERISA EVENT" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to

Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the filing of a notice of intent to terminate the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan subject to Title IV of ERISA; (d) a failure by the Company or any ERISA Affiliate to make required contributions to a Pension Plan or other Plan subject to
Section 412 of the Code; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company; or (g) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan.

          "ESCROW AGREEMENT" means an agreement or agreements entered into by the Company pursuant to subsections 7.2(f) or 7.4, substantially in the form of EXHIBIT H.

          "ESTIMATED PERCENTAGE" has the meaning specified in Section 7.4.

          "EURODOLLAR RESERVE PERCENTAGE" has the meaning specified in the definition of "Offshore Rate".

          "EVENT OF DEFAULT" means any of the events or circumstances specified in Section 8.1.

          "EXCHANGE ACT" means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

          "EXISTING BANKS" means the Banks that are initial signatories hereto and Northwest Farm Credit Services, ACA.

          "EXISTING TIMBERLANDS" has the meaning specified in Section 7.4.

          "FACILITY B CREDIT AGREEMENT" means the Amended and Restated Facility B Credit Agreement dated as of the date hereof between the Company, the Banks, the Co-Agents and the Agent.

          "FACILITY B LOAN" means a "Loan" as defined in the Facility B Credit Agreement.

          "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

          "FEDERAL FUNDS RATE" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

          "FEE LETTER" means the fee letter between the Company, the Arranger and the Agent dated July 1, 1996.

          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "FREMONT" means Fremont Timber, Inc., a Delaware corporation.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

          "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "GUARANTY OBLIGATION" has the meaning specified in the definition of "Contingent Obligation."

          "HAZARDOUS MATERIALS" means all those substances that are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

          "HS CORP." means HS Corp. of Oregon, an Oregon corporation.

          "INDEBTEDNESS" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above.

          "INDEMNIFIED LIABILITIES" has the meaning specified in Section 10.5.

          "INDEMNIFIED PERSON" has the meaning specified in Section 10.5.

          "INDEPENDENT AUDITOR" has the meaning specified in subsection
6.1(a).

          "INSOLVENCY PROCEEDING" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          "INTEREST EXPENSE" means, at any date of determination, the sum of the following calculated for the Company and its Subsidiaries on a consolidated basis for the four fiscal quarter period ending on the last day of the most recent quarter for which financial reports pursuant to subsection 6.1(a) and a certificate pursuant to subsection 6.2(b) have been delivered:
(a) the interest expense of the Company and its Subsidiaries, PLUS (b) the additional interest expense that would have accrued on the Indebtedness incurred to acquire the timberlands described in clause (iii) of the definition of "Cash Flow" had such Indebtedness been outstanding for the full four fiscal quarter period, based upon the interest rate applicable on such date of determination to such Indebtedness (unless a higher interest rate is scheduled to apply during the next four fiscal quarters, in which case such higher interest rate shall be employed for such portion of the prior four fiscal quarters as is scheduled to apply during the next four fiscal quarters).

          "INTEREST PAYMENT DATE" means, (a) with respect to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan, and
(b) with respect to any Base Rate Loan, the last Business Day of each calendar quarter and each date such Loan is converted into another Type of Loan; PROVIDED, HOWEVER, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

          "INTEREST PERIOD" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in the Notice of Borrowing or Notice of Conversion/Continuation; PROVIDED THAT:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (ii) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

               (iii) no Interest Period for any Loan shall extend beyond the Revolving Termination Date unless and until the Company duly exercises its election to repay the Loans in installments in accordance with subsection 2.8(b), after which Interest Periods may extend beyond the Revolving Termination Date so long as no Interest Period extends beyond the Maturity Date; and

               (iv) no Interest Period applicable to any Loan after the Revolving Termination Date shall extend beyond any date upon which any scheduled principal payment is due pursuant to subsection 2.8(b) unless the aggregate principal amount of Loans represented by Base Rate Loans or Offshore Rate Loans having Interest Periods that will expire on or before such date equals or exceeds the amount of such principal payment.

          "INTERIM CAPITAL TRANSACTIONS" means (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Company, (b) sales of equity interests by the Company, and (c) sales or other voluntary or involuntary dispositions of any assets of the Company (other than (x) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, including the exchange of timber or real property for other timber or real property, to the extent that the timber or real property received in exchange is of equal or greater value, or the sale of timber or real property, to the extent the proceeds from which are invested within 180 days in other timber or real property (including such investments not consummated during such 180 days if a binding agreement for such investment is completed within 90 days after the expiry of such 180 day period), (y) sales or other dispositions of assets to the extent the proceeds from which do not exceed cash expenditures by the Company for the purchase of timber or real property during the preceding 90 days (excluding any purchase to the extent financed by a Loan), and (z) sales or other dispositions of assets as a part of normal retirements or replacements).

          "INVESTMENT POLICY" means the Investment Policy of the Company as attached hereto as SCHEDULE 1.1 (without giving effect to any later amendments thereto unless such amendments are approved in writing by the Required Banks).

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions.

          "JOINT VENTURE" means a single-purpose corporation, partnership, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

          "LENDING OFFICE" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on SCHEDULE 10.2, or such other office or offices as such Bank may from time to time notify the Company and the Agent.

          "LIEN" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

          "LOAN" has the meaning specified in subsection 2.1 and may be a Base Rate Loan or an Offshore Rate Loan (each a "Type" of Loan).

          "LOAN DOCUMENTS" means this Agreement, any Notes, the Fee Letter, and all other documents delivered to the Agent or any Bank in connection herewith or therewith; PROVIDED that, Loan Documents shall not include the Facility B Credit Agreement and any exhibits thereto that are not also exhibits to this Agreement.

          "MAINTENANCE CAPITAL EXPENDITURES" means cash capital expenditures made to maintain, up to the level thereof that existed at the time of such expenditure, the Operating Capacity of the capital assets of the Company and its Subsidiaries, taken as a whole, as such assets existed at the time of such expenditure and shall, therefore, not include cash capital expenditures made in respect of Operating Capacity Acquisitions, and Capital Additions and Improvements. Where cash capital expenditures are made in part to maintain the Operating Capacity level referred to in the immediately preceding sentence and in part for other purposes, the Managing General Partner's good faith allocation thereof between the portion used to maintain such Operating Capacity level and the portion used for other purposes shall be conclusive.

          "MANAGING GENERAL PARTNER" means Crown Pacific Management Limited Partnership, a Delaware limited partnership and (i) the sole general partner of the Company and (ii) the sole managing general partner of the Master Partnership, and any successor general partner of the Company or managing general partner of the Master Partnership, as applicable.

          "MARGIN STOCK" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

          "MASTER PARTNERSHIP" means Crown Pacific Partners, L.P., a Delaware limited partnership.

          "MASTER PARTNERSHIP AGREEMENT" means the Amended Restated Agreement of Limited Partnership of the Master Partnership dated as of the Closing Date, between the Managing General Partner, the Special General Partner and the limited partners party thereto.

          "MATERIAL ADVERSE EFFECT" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole or the Master Partnership; (b) a material impairment of the ability of the Company to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document.

          "MATURITY DATE" means, if the Company exercises its election to repay the Loans in installments as provided in subsection 2.8(b), September 30, 2003, otherwise, the Revolving Termination Date.

          "MGP GENERAL PARTNERS" means, collectively, Fremont and HS Corp., the sole general partners of the Managing General Partner, and any successor general partner of the Managing General Partner.

          "MGP PARTNERSHIP AGREEMENT" means the Amended and Restated Agreement of Limited Partnership of the Managing General Partner dated as of December 1, 1994, between the MGP General Partners and the limited partners party thereto.

          "NET PROCEEDS" means, as to any disposition of assets by a Person, proceeds in cash, checks or other cash equivalent financial instruments as and when received by such Person, net of: (a) the direct costs relating to such disposition excluding amounts payable to such Person or any Affiliate of such person, (b) sale, use or other transaction taxes paid or payable by such Person as a direct result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Permitted Lien on the asset which is the subject of such disposition.

          "1995 AMENDED AND RESTATED CREDIT AGREEMENT" has the meaning specified in the recitals.

          "1996 AMENDED AND RESTATED CREDIT AGREEMENT" has the meaning specified in the recitals.

          "1994 SENIOR NOTES" means those certain senior promissory notes in the aggregate principal amount of $275,000,000 issued and sold pursuant to the 1994 Senior Note Agreement.

          "1995 SENIOR NOTES" means those certain senior promissory notes in the aggregate principal amount of $25,000,000 issued and sold pursuant to the 1995 Senior Note Agreement.

          "1994 SENIOR NOTE AGREEMENT" means the Note Agreement dated as of December 1, 1994, providing for the issuance and sale by the Company of the 1994 Senior Notes to the purchasers listed in the schedule of purchasers attached thereto as Schedule I.

          "1995 SENIOR NOTE AGREEMENT" means the Note Agreement dated as of March 15, 1995, providing for the issuance and sale by the Company of the 1995 Senior Notes to the purchasers listed in the schedule of purchasers attached thereto as Schedule I.

          "NOTE" means the promissory note executed by the Company in favor of a Bank pursuant to subsection 2.2(b), in substantially the form of EXHIBIT F.

          "NOTICE OF BORROWING" means a notice in substantially the form of EXHIBIT A.

          "NOTICE OF CONVERSION/CONTINUATION" means a notice in substantially the form of EXHIBIT B.

          "OBLIGATIONS" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document, owing by the Company to any Bank, the Co-Agents, the Agent or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

          "OFFERING" means the primary offering by the Master Partnership of its common units pursuant to a registered offering on or about the Closing Date.

          "OFFSHORE RATE" means, for any Interest Period with respect to Offshore Rate Loans constituting part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:

          Offshore Rate =                LIBO Rate
                          ------------------------------------
                          1.00 - Eurodollar Reserve Percentage

          Where,

               "EURODOLLAR RESERVE PERCENTAGE" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Interest Period; and

               "LIBO RATE" for any Interest Period, with respect to an Offshore Rate Loan, means:

               (i) the rate of interest per annum determined by the Agent to be the arithmetic mean of the rates of interest per annum appearing on Telerate Page 3750 (or any successor publication) for Dollar deposits in the approximate amount of the Offshore Rate Loan to be made, continued or converted by BofA, and having a maturity comparable to such Interest Period, at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, subject to clause (ii) below; or

               (ii) if for any reason rates are not available as provided in the preceding clause (i) of this definition, the "LIBO RATE" instead means the rate of interest per annum determined by the Agent to be the arithmetic mean of the rates of interest per annum notified to the Agent by BofA as the rate of interest at which Dollar deposits in the approximate amount of the Offshore Rate Loan to be made, continued or converted by BofA, and having a maturity comparable to such Interest Period, would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

     The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

          "OFFSHORE RATE LOAN" means a Loan that bears interest based on the Offshore Rate.

          "OPERATING CAPACITY" means the operating capacity and resources (including, without limitation, the capacity to grow timber or process logs) of the Company and its Subsidiaries, taken as a whole.

          "OPERATING CAPACITY ACQUISITION" means any transaction in which the Company or any Subsidiary acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the Operating Capacity of the Company and its Subsidiaries, taken as a whole, from the Operating Capacity of the Company and its Subsidiaries, taken as a whole, existing immediately prior to such transaction.

          "ORGANIZATION DOCUMENTS" means, (i) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation; and, (ii) for any limited partnership, the certificate of limited partnership, the limited partnership agreement, all applicable partnership resolutions, and all other agreements among the general or limited partners (or any of them) of such partnership relating thereto (but not including agreements solely between the limited partners of the Master Partnership).

          "ORIGINAL CREDIT AGREEMENT" has the meaning specified in the Recitals hereto.

          "OTHER TAXES" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

          "PARTICIPANT" has the meaning specified in subsection 10.8(d).

          "PARTNER ENTITIES" means the Managing General Partner, the MGP General Partners and the Master Partnership.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

          "PENSION PLAN" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

          "PERMITTED BUSINESS" means any business engaged in by the Company on the Closing Date, and any business substantially similar or related to any such business, which shall not include pulp or paper manufacturing.

          "PERMITTED INCLUSIONS" means the aggregate Net Proceeds from the sale or other disposition of assets permitted under subsection 7.2(f)(ii)(A) or (B) to the extent that such Net Proceeds (a) in any four fiscal quarters do not exceed (i) 2.5% of the wholesale value of the inventory of standing timber owned by the Company and its Subsidiaries as determined for purposes of calculating the Asset Coverage Ratio under Section 7.4 at the end of the most recent calendar year for which a Compliance Certificate has been delivered calculating such Asset Coverage Ratio or (ii) $25,000,000 before the delivery of the first such Compliance Certificate, and (b) are not otherwise included in determining EBITDA.

          "PERMITTED LIENS" has the meaning specified in Section 7.1.

          "PERMITTED SWAP OBLIGATIONS" means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issues by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" (b) such Swap Contracts do not contain any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

          "PERSON" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "PLAN" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any ERISA Affiliate sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

          "PLANNED VOLUME" has the meaning specified in Section 7.4.

          "PRO FORMA CONSOLIDATED CASH FLOW" means, at any date of determination, the sum of the following calculated on a pro forma basis for the Company and its Subsidiaries on a consolidated basis for the four fiscal quarter period ending on the last day of the most recent quarter for which financial reports pursuant to subsections 6.1(a) and (b) and a certificate pursuant to subsection 6.2(b) have been delivered:

               (i)   Cash Provided by Operating Activity;

               (ii) PLUS all cash debt service payments of the Company and its Subsidiaries during such period to the extent subtracted in determining Cash Provided by Operating Activity;

               (iii) PLUS all cash capital expenditures of the Company and its Subsidiaries during such period, except those relating to Operating Capacity Acquisitions, Capital Additions and Improvements and Interim Capital Transactions, to the extent subtracted in determining Cash Provided by Operating Activity;

               (iv) MINUS any additions and plus any reductions during such period to any cash reserves of the Company and its Subsidiaries established to provide funds for the future cash payment of items of the type referred to in clauses (ii) and (iii) above, to the extent added or subtracted in determining Cash Provided by Operating Activity;

               (v) PLUS any additions and MINUS any reductions during such period to any cash reserves of the Company and its Subsidiaries established to provide funds for distributions with respect to Units (as defined in the Master Partnership Agreement), any general partner interests in the Master Partnership and any Partnership Interests, to the extent subtracted or added in determining Cash Provided by Operating Activity; and

               (vi) PLUS and MINUS, as applicable, in connection with any timberland to be acquired by the Company with the proceeds of a Loan or previously acquired within such four fiscal quarters, an amount equal to a good faith estimate of such additional amounts that would be included in clauses (i), (ii), (iii) and (iv) above had such timberlands been owned by the Company for such four fiscal quarters, as certified (in a certificate containing such detail as the Required Banks may reasonably request) by the Chief Financial Officer of the Company based upon such Chief Financial Officer's good faith estimates of applicable revenues and expenses arising from such timberlands and assuming aggregate timber harvests in an amount that does not require proceeds to be placed in an escrow or cash collateral account pursuant to Section 7.4.

          "PRO FORMA INTEREST EXPENSE" means, at any date of determination, the sum of the following calculated for the Company and its Subsidiaries on a consolidated basis for the four fiscal quarter period ending on the last day of the most recent quarter for which financial reports pursuant to subsections 6.1(a) and (b) and a certificate pursuant to subsection 6.2(b) have been delivered:

          (a) interest expense payable during such four fiscal quarter period on all Indebtedness of the Company and its Subsidiaries; PLUS

          (b) interest expense that would have been payable during such four fiscal quarter period in respect of (i) any Indebtedness proposed to be incurred on such date of determination, including any Loan requested hereunder or other Senior Debt, and (ii) Indebtedness incurred after the end of such four fiscal quarter period and before such date of determination, in each case based upon the interest rate applicable on such date of determination to such Indebtedness and giving effect as of the beginning of such four fiscal quarter period (y) to the incurrence of all such Indebtedness described in clauses (i) and (ii), and (z) to the application of any such Indebtedness to the substantially concurrent repayment of any other Indebtedness outstanding during such four fiscal quarter period.

          "PRO FORMA MAXIMUM DEBT SERVICE" means, as of any date of determination, the sum of (a) the highest amount that will be payable by the Company and its Subsidiaries on a consolidated basis, during any consecutive four fiscal quarters, commencing with the fiscal quarter during which such determination occurs and ending on December 31, 2009, in respect of scheduled principal and interest (including payments under capital leases) with respect to all Indebtedness of the Company and its Subsidiaries outstanding on the date of determination other than Loans, after giving effect to any such Indebtedness proposed to be incurred on such date and to the substantially concurrent repayment of any other Indebtedness, (i) assuming, in the case of such Indebtedness having a variable interest rate, that the rate in effect on the date of determination will remain in effect throughout such period, (ii) assuming, in the case of Loans, that the Company will elect to repay the Loans outstanding on the Revolving Termination Date in installments pursuant to subsection 2.8(b), (iii) treating the principal amount of such Indebtedness outstanding as of such date under a revolving credit or similar agreement (other than Facility B Loans and Loans) as maturing and becoming due and payable on the scheduled maturity date or dates thereof (including the maturity of any payment required by any commitment reduction or similar amortization provision), without regard to any provision permitting such maturity date to be extended, and (iv) treating the principal amount of any Indebtedness that is payable on demand as maturing and becoming due and payable at the end of any such four fiscal quarters for which such determination may be made and treating the principal amount of any Indebtedness that is otherwise callable during any four fiscal quarters as maturing and becoming due and payable on the last date for such call during those four fiscal quarters; plus (b) interest expense accrued on the Working Capital Facility during the most recent four fiscal quarters with respect to which financial reports pursuant to subsections 6.1(a) and (b) and the certificates pursuant to subsection 6.2(b) have been delivered.

          "PRO RATA SHARE" means, as to any Bank (a) at any time prior to the Revolving Termination Date, or after the Revolving Termination Date if no Loans are then outstanding, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the Aggregate Commitment, and (b) otherwise, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of the then aggregate unpaid principal amount of such Bank's Loans divided by the then aggregate unpaid principal amount of all Loans.

          "REPORTABLE EVENT" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "REQUIRED BANKS" means (a) at any time before the Revolving Termination Date, or after the Revolving Termination Date if no Loans are then outstanding, one or more Banks then having at least 66-2/3% of the Aggregate Commitment, and (b) otherwise, one or more Banks then holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans.

          "REQUIREMENT OF LAW" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "RESPONSIBLE OFFICER" means, as to the Company, the chief executive officer, the president, the chief financial officer or the Person serving as the secretary and general counsel of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility. With respect to a partnership, a Responsible Officer of a general partner shall constitute a Responsible Officer of such Partnership.

          "RESTRICTED PAYMENT" has the meaning specified in Section 7.11.

          "REVOLVING TERMINATION DATE" means the earlier to occur of:

               (a)   September 30, 1999; and

               (b) the date on which the Aggregate Commitment terminates in accordance with the provisions of this Agreement.

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          "SENIOR DEBT" means, as to the Company, as of any date of determination, without duplication, all outstanding Indebtedness of the Company for borrowed money, including Indebtedness represented by the Senior Notes, this Agreement and the Facility B Credit

Agreement (including "L/C Obligations" as defined therein), but not including any subordinated Indebtedness.

          "SENIOR NOTES" means the 1994 Senior Notes and the 1995 Senior
Notes.

          "SENIOR NOTE AGREEMENTS" means the 1994 Senior Note Agreement and the 1995 Senior Note Agreement.

          "SOLVENT" means, as to any Person at any time, that (a) (i) in the case of a Person that is not a partnership, the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities), and (ii) in the case of a Person that is a partnership, the sum of (A) the fair value of the property of such Person plus (B) the sum of the excess of the fair value of each general partner's non-partnership property over such partner's non-partnership debts (together the "APPLICABLE PROPERTY") is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities), as such value for purposes of both (i) and (ii) is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person (or, in the case of a partnership, the Applicable Property of such Person) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business;
(d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

          "SPECIAL GENERAL PARTNER" means Crown Pacific, Ltd., an Oregon corporation and a special general partner of the Master Partnership, and any successor special general partner.

          "SUBSIDIARY" of a Person means any corporation, association, partnership, joint venture or other business entity of which such Person or any Subsidiary of such Person either (i) in respect of a corporation, more than 50% of the voting stock is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof or (ii) in respect of an association, partnership, joint venture or other business entity, is the general partner or is entitled to share in more than 50% of the profit, however determined.

          "SURETY INSTRUMENTS" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

          "SWAP CONTRACT" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

          "SWAP TERMINATION VALUE" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and
(b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as reasonably determined by the Required Banks based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

          "TAXES" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Bank's net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.

          "TOTAL DEBT" means, as of any date of determination, the sum of the interest-bearing Indebtedness of the Company and its Subsidiaries on a consolidated basis, including all obligations with respect to capitalized leases and all "L/C Obligations" as defined in the Facility B Credit Agreement and the entire undrawn face amount of letters of credit other than "Letters of Credit" as defined in the Facility B Credit Agreement with respect to which the Company or any of its Subsidiaries are liable for reimbursement obligations, except that Total Debt shall not include obligations that are entirely Contingent Obligations (other than "L/C Obligations" as defined in the Facility B Credit Agreement and such obligations with respect to letters of credit other than "L/C Obligations").

          "TOTAL DEBT TO CASH FLOW RATIO" means, for any fiscal quarter, the ratio of (i) Total Debt outstanding at the end of such quarter to (ii) Cash Flow for the four fiscal quarter period ending on the last day of such quarter.

          "TYPE" has the meaning specified in the definition of "Loan."

          "UNFUNDED PENSION LIABILITY" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "UNITED STATES" and "U.S." each means the United States of America.

          "WORKING CAPITAL FACILITY" means (a) for historical purposes, the "Original Facility B Credit Agreement" or the "1996 Facility B Credit Agreement," as defined in the

Facility B Credit Agreement, (b) until the "Revolving Termination Date" as defined therein, the Facility B Credit Agreement, and (c) thereafter, any facility pursuant to which the Company may obtain revolving credit for working capital and general partnership purposes, take-down credit for working capital and general partnership purposes, the issuance of standby and payment letters of credit and back-up for the issuance of commercial paper.

     1.2  OTHER INTERPRETIVE PROVISIONS.

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (ii) The term "including" is not limiting and means "including without limitation."

               (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

               (iv) The term "property" includes any kind of property or asset, real, personal or mixed, tangible or intangible.

          (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, (ii) references to defined terms and cross-references to particular sections of the Company Partnership Agreement or the Master Partnership Agreement shall be deemed references to such terms and such sections in their current form without giving effect to any future amendments or modifications thereto unless such amendments or modifications shall have been approved in writing by the Required Banks, and
(iii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks, the Co-Agents or the Agent merely because of the Agent's, the Co-Agents' or the Banks' involvement in their preparation.

     1.3  ACCOUNTING PRINCIPLES.

          (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP.

          (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.


                               ARTICLE II

                               THE CREDITS

     2.1 AMOUNTS AND TERMS OF COMMITMENTS. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Company (each such loan, a "Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed the amount set forth in Schedule 2.1 under the heading "COMMITMENT" (such amount, as the same may be reduced under Sections 2.5 or 2.7 or as a result of one or more assignments under Section 10.8, the Bank's "COMMITMENT"); provided, however, that, after giving effect to any Borrowing, the Effective Amount of all outstanding Loans shall not at any time exceed the Aggregate Commitment; and provided further, that the Effective Amount of the Loans of any Bank shall not at any time exceed such Bank's Commitment. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, until the Revolving Termination Date, the Company may borrow under this Section 2.1, prepay under Section 2.6 and reborrow under this Section 2.1. This amendment and restatement of the 1996 Amended and Restated Credit Agreement shall not be deemed a repayment, satisfaction, cancellation, or novation of the loans outstanding thereunder or any other obligations of the Company under the 1996 Amended and Restated Credit Agreement or any of the "Loan Documents" (as defined therein), which shall instead continue and constitute Obligations hereunder and under the other Loan Documents; PROVIDED, HOWEVER, that upon the Closing Date, all outstanding "Facility A Loans" under and as defined in the 1996 Amended and Restated Credit Agreement, subject to Section 4.4 thereof, shall be prepaid in full with the proceeds of Loans hereunder or from other funds.

     2.2  LOAN ACCOUNTS.

          (a) The Loans made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank in the ordinary course of business. The accounts or records maintained by the Agent and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

          (b) Upon the request of any Bank made through the Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Note(s) and each Bank's record shall be conclusive absent manifest error; PROVIDED, HOWEVER, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Bank.

     2.3  PROCEDURE FOR BORROWING ON ANY BORROWING DATE.

          (a) Each Borrowing shall be made upon the Company's irrevocable written notice (which notice may be delivered telephonically and confirmed in writing on the same day) delivered to the Agent in the form of a Notice of Borrowing which notice must be received by the Agent (i) prior to 10:00 a.m. (San Francisco time) at least three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and (ii) prior to 8:00 a.m. (San Francisco time) on the requested Borrowing Date, in the case of Base Rate Loans, specifying:

               (A) the amount of the Borrowing, which shall be in an aggregate minimum amount of $3,000,000 or any integral multiple of $500,000 in excess thereof;

               (B)  the requested Borrowing Date, which shall be a Business Day;

               (C)  the Type of Loans comprising the Borrowing; and

               (D) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period and if the Borrowing comprises Offshore Rate Loans, such Interest Period shall be three months;

PROVIDED that the Borrowing to be made on the Closing Date may comprise Offshore Rate Loans only if this Agreement has been fully executed before the giving of such notice or the Notice of Borrowing is accompanied by an indemnity letter signed by the Company and acceptable to the Agent and the Banks.

          (b) The Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank's Pro Rata Share of that Borrowing.

          (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 11:00 a.m. (San Francisco time) on the Borrowing Date requested by the Company in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Banks in like funds as received by the Agent.

          (d) Unless the Required Banks shall otherwise agree, during the existence of a Default or Event of Default, the Company may not elect to have a Loan be made as, or converted into or continued as, an Offshore Rate Loan.

          (e) After giving effect to any Borrowing, there may not be more than five different Interest Periods in effect with respect to all Loans together then outstanding.

     2.4  CONVERSION AND CONTINUATION ELECTIONS.

          (a) The Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.4(b):

               (i) elect as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Offshore Rate Loans, to convert any such Loans (or any part thereof in an aggregate minimum amount of $3,000,000, or any integral multiple of $500,000 in excess thereof) into Loans of any other Type; or

               (ii) elect as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an aggregate minimum amount of $3,000,000, or any integral multiple of $500,000 in excess thereof);

PROVIDED, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $500,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

          (b) The Company shall deliver a Notice of Conversion/Continuation (which notice may be delivered telephonically and confirmed in writing on the same day) to be received by the Agent (i) not later than 10:00 a.m. (San Francisco time) at least three Business Days in advance of the Conversion/ Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and (ii) not later than 8:00 a.m. (San Francisco time) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

               (A)  the proposed Conversion/Continuation Date;

               (B)  the aggregate amount of Loans to be converted or renewed;

               (C) the Type of Loans resulting from the proposed conversion or continuation; and

               (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

          (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, or if any Default or Event of Default then exists or if the Company has not delivered to the Agent a notice of prepayment with respect thereto, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

          (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

          (e) Unless the Required Banks otherwise agree, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

          (f) After giving effect to any conversion or continuation of Loans, there may not be more than five different Interest Periods in effect in respect of all Loans together then outstanding.

     2.5 VOLUNTARY TERMINATION OR REDUCTION OF COMMITMENTS. The Company may, upon not less than five Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $5,000,000 or any integral multiple of $5,000,000 in excess thereof; UNLESS, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the Effective Amount of all Loans would exceed the amount of the Aggregate Commitment then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Aggregate Commitment shall be applied to each Bank according to its Pro Rata Share. All accrued commitment fees to, but not including, the effective date of any reduction or termination of the Aggregate Commitment, shall be paid on the effective date of such reduction or termination.

     2.6 OPTIONAL PREPAYMENTS. Subject to Section 3.4, the Company may, at any time or from time to time, upon irrevocable notice (which notice may be delivered telephonically and confirmed in writing on the same day) delivered to the Agent not later than 10:00 a.m. (San

Francisco time) at least three Business Days prior to such prepayment in the case of Offshore Rate Loans and not later than 8:00 a.m. (San Francisco) time on the date of such prepayment in the case of Base Rate Loans, ratably prepay Loans, in whole or in part, in minimum amounts of $3,000,000 or any integral multiple of $500,000 in excess thereof. Such notice of prepayment shall specify (i) the date and amount of such prepayment, and (ii) whether such prepayment is of Offshore Rate Loans or Base Rate Loans, or any combination thereof. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.4.

     2.7  MANDATORY PREPAYMENTS OF LOANS; MANDATORY COMMITMENT REDUCTIONS.

          (a)  MANDATORY PREPAYMENTS.

               (i) If the Company or any of its Subsidiaries shall at any time or from time to time make or agree to make a sale of properties permitted by subsection 7.2(f), or harvest excess timber permitted by
     Section 7.4, then (A) the Net Proceeds of such sale shall either be paid by the Company as a prepayment of such Senior Debt as the Company may elect to so prepay or reinvested as required by subsection 7.2(f), and
     (B) the net proceeds of such excess harvest shall either be paid by the Company as a prepayment of such Senior Debt as the Company may elect to so prepay or reinvested as required by Section 7.4; PROVIDED that, in each case, the Company may not prepay Senior Debt other than the Loans and the Facility B Loans pursuant to this subsection 2.7(a)(i) unless the Company shall also prepay the Loans and the Facility B Loans in an aggregate amount as shall be necessary to cause the Banks together with the "Banks" as defined in the Facility B Credit Agreement to share such prepayment with the other Senior Debt at least pro rata. Prepayments to be made with respect to the Loans and the Facility B Loans pursuant to this subsection 2.7(a)(i) shall be applied FIRST to prepay any Base Rate Loans then outstanding, SECOND, at the Company's option, to Cash Collateralize (which cash collateral shall be applied on the maturity date of their Interest Periods to prepay then outstanding Offshore Rate Loans in the order of their maturities) or to prepay any Offshore Rate Loans then outstanding (in the order of the maturity of their Interest Periods), and THIRD to prepay or to cash collateralize Facility B Loans in accordance with Section 2.7(a)(i) of the Facility B Credit Agreement.

               (ii) Subject to payment of any amounts owing under Section 3.4, if the Effective Amount of all Loans then outstanding exceeds the Aggregate Commitment, the Company shall immediately, and without notice or demand, prepay the outstanding principal amount of the Loans by an amount equal to the applicable excess. Any such prepayment shall be applied FIRST to any Base Rate Loans then outstanding and SECOND, at the Company's option, to Cash Collateralize (which cash collateral shall be applied on the maturity date of their Interest Periods to prepay then outstanding Offshore Rate Loans in the order of their maturities) or to prepay Offshore Rate Loans (in the order of the maturity of their Interest Periods).

               (iii) Subject to payment of any amounts owing under Section 3.4, if the Company shall incur additional Senior Debt permitted by subsection 7.6(i) (but not including Loans), the Company shall prepay on the date the Company receives the net proceeds of such Senior Debt, the outstanding principal amount of the Loans in an amount equal to such net proceeds. Any such prepayment shall be applied first to any Base Rate Loans then outstanding, and second, at the Company's option, to Cash Collateralize (which cash collateral shall be applied on the maturity date of their Interest Periods to prepay then outstanding Offshore Rate Loans in the order of their maturities) or to prepay Offshore Rate Loans (in the order of the maturity of their Interest Periods).

          (b) MANDATORY COMMITMENT REDUCTIONS. The Aggregate Commitment shall be permanently reduced from time to time by the amount of any mandatory prepayment of Loans required by subsection 2.7(a)(i) and by the amount by which Senior Debt (other than Loans) incurred by the Company and permitted by subsection 7.6(i) exceeds on a cumulative basis $75,000,000; PROVIDED that to the extent a sale of assets or harvest of excess timber shall not result in any prepayment pursuant to subsection 2.7(a)(i) because the Senior Debt has been repaid in full, the Aggregate Commitment shall be permanently reduced in an amount equal to the amount that would otherwise be applied to a prepayment of the Loans by operation of subsection 2.7(a)(i). Such permanent reduction shall take effect upon the date the corresponding mandatory prepayment is or would (if Senior Debt were outstanding) be required by subsections 2.7(a)(i) or 2.7(a)(iii) or, in the case of funds actually deposited as cash collateral under those subsections, upon the application of such cash collateral to the Loans. Upon any such permanent reduction in the Aggregate Commitment, the Commitment of each Bank shall automatically be reduced by an amount equal to such Bank's ratable share of the reduction, effective as of the earlier of the date that any corresponding prepayment is made or the date by which such prepayment is due and payable hereunder. All accrued commitment fees to, but not including the effective date of any reduction or termination of the Commitments shall be paid on the effective date of such reduction or termination.

          (c) GENERAL. After the Revolving Termination Date, all prepayments shall be applied in the inverse order of maturity to the principal payments required under subsection 2.8(b). The Company shall pay, together with each prepayment under this Section 2.7, accrued interest on the amount prepaid and any amounts required pursuant to Section 3.4.

     2.8  REPAYMENT.

     (a) REPAYMENT ON REVOLVING TERMINATION DATE. Unless the Company shall have exercised its election to repay the Loans outstanding on the Revolving Termination Date in installments pursuant to and in strict compliance with subsection 2.8(b), the Company shall repay to the Banks in full on the Revolving Termination Date the aggregate principal amount of any Loans outstanding on the Revolving Termination Date.

     (b) INSTALLMENT ELECTION. So long as (A) no Default or Event of Default then exists, and (B) the representations and warranties in Article III are true and correct with the same effect as if made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true and correct as of such earlier date), in each case of clauses (A) and (B) above on the date of such election and on the Revolving Termination Date, at least 60 days before the Revolving Termination Date the Company may, in lieu of repaying Loans on the Revolving Termination Date under subsection 2.8(b), elect to repay the aggregate principal amount of Loans outstanding on the Revolving Termination Date in sixteen (16) consecutive quarterly equal installments, each in an amount equal to one-sixteenth of the Effective Amount of the Loans on the Revolving Termination Date and payable on the last Business Day of each June, September, December and March through the Maturity Date, commencing on December 31, 1999. The Company shall request such repayment election by delivering to the Agent an irrevocable written request in substantially the form of EXHIBIT G. The Agent shall promptly deliver a copy of such notice to the Banks.

     2.9  INTEREST.

          (a) Subject to subsection 2.9(c), each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to the Company's right to convert to other Types of Loans under Section 2.4), PLUS the Applicable Margin.

          (b) The Company shall pay interest on each Loan in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.6 or 2.7 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Required Banks.

          (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 2%; PROVIDED, HOWEVER, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate, plus the Applicable Margin for Base Rate Loans, plus 2%.

          (d) Anything herein to the contrary notwithstanding, the obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

     2.10  FEES.

          (a) AGENCY FEES. The Company shall pay the Agent administrative agency fees in the amounts and at the times set forth in the Fee Letter.

          (b) COMMITMENT FEES. The Company shall pay to the Agent for the account of each Bank a commitment fee on the average daily unused portion of such Bank's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to the Commitment Fee Percentage. For purposes of calculating utilization under this subsection, the Aggregate Commitment shall be deemed used to the extent of the Effective Amount of Loans then outstanding. Such commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on the first such day after this Agreement is executed by the Company through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; PROVIDED that, in connection with any reduction or termination of Commitments under Section 2.5 or Section 2.7, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article IV are not met.

     2.11  COMPUTATION OF FEES AND INTEREST.

          (a) All computations of interest for Base Rate Loans when the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

          (b) Each determination of an interest rate or commitment fee by the Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Agent will, at the request of the Company or any Bank, deliver to the Company or such Bank, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

     2.12  PAYMENTS BY THE COMPANY.

          (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the

Company shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (San Francisco time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 11:00 a.m. (San Francisco time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

          (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

          (c) Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Banks that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

     2.13  PAYMENTS BY THE BANKS TO THE AGENT.

          (a) Unless the Agent receives notice from a Bank with respect to any Borrowing on or before the Business Day preceding the Borrowing Date for such Borrowing that such Bank will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Bank's Pro Rata Share of such Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on such Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall constitute prima facie evidence of the accuracy of the information contained therein.
If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the Borrowing Date, at a rate per annum equal to the interest rate applicable at the time to the Loans constituting such Borrowing.

          (b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

     2.14 SHARING OF PAYMENTS, ETC. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share, such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.9) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

     2.15  QUARTERLY ADJUSTMENTS.

          (a) If the financial reports delivered pursuant to subsections 6.1(a) and (b) and the certificate delivered pursuant to subsection 6.2(b) when delivered with respect to any fiscal quarter indicate that the Applicable Margin or Commitment Fee Percentage for any such period should have been higher than the Applicable Margin or Commitment Fee Percentage for such period pursuant to the definitions of such terms, and the interest or fee that would have been collected hereunder based upon the actual Applicable Margin or Commitment Fee Percentage exceeds the interest or fee actually collected hereunder, then the Company shall pay on or before the third Business Day after delivery of such financial reports and certificate an amount equal to such excess.

          (b) If (i) the financial reports delivered pursuant to subsections 6.1(a) and (b) and the certificate delivered pursuant to subsection 6.2(b) when delivered with respect to any fiscal quarter indicate that the Applicable Margin or Commitment Fee Percentage for any such period should have been lower than the Applicable Margin or Commitment Fee Percentage assumed for such period pursuant to the definitions of such terms, and (ii) the interest or fee actually collected hereunder exceeds the interest or fee that would have been collected hereunder based upon the actual Applicable Margin or Commitment Fee Percentage, then the Agent shall credit such excess to interest and fees owing hereunder (including any interest owing under subsection 2.9(c)) during the calendar quarter when such financial reports and certificate were received and, if all such excess is not credited by the end of such calendar quarter, upon request of the Company, each Bank, severally, if no Default or Event of Default exists, shall refund to the Agent for distribution to the Company the amount of such excess actually received and retained by such Bank.

                                 ARTICLE III

                   TAXES, YIELD PROTECTION AND ILLEGALITY

     3.1  TAXES.

          (a) Any and all payments by the Company to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Company shall pay all Other Taxes.

          (b) The Company agrees to indemnify and hold harmless each Bank and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Bank or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.

          (c) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

               (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

               (ii)  the Company shall make such deductions and withholdings;

               (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

               (iv) the Company shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, all additional amounts which the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes or Other Taxes had not been imposed.

          (d) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

          (e) If the Company is required to pay additional amounts to any Bank or the Agent pursuant to subsection (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the judgment of such Bank is not otherwise disadvantageous to such Bank.

     3.2  ILLEGALITY.

          (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company through the Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

          (b) If a Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Company shall, upon receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

          (c) If the obligation of any Bank to make or maintain Offshore Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank through the Agent that all Loans which would otherwise be made by the Bank as Offshore Rate Loans shall be instead Base Rate Loans.

          (d) Before giving any notice to the Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

     3.3  INCREASED COSTS AND REDUCTION OF RETURN.

          (a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

          (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Company through the Agent, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

     3.4 FUNDING LOSSES. The Company shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

          (a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan;

          (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

          (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.6;

          (d) the prepayment (including pursuant to Sections 2.6 and 2.7) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

          (e) the automatic conversion under Section 2.4 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Banks under this Section and under subsection 3.3(a), (i) each Offshore Rate


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


Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBO Rate used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

     3.5 INABILITY TO DETERMINE RATES. If the Required Banks determine that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.9(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Agent will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans, as the case may be, hereunder shall be suspended until the Agent upon the instruction of the Required Banks revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

     3.6 CERTIFICATES OF BANKS. Any Bank claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

     3.7 SURVIVAL. The agreements and obligations of the Company in Sections 3.1, 3.2, 3.3, 3.4 and 3.5 shall survive the payment of all other Obligations and any assignment and delegation by a Bank.

                                 ARTICLE IV

                           CONDITIONS PRECEDENT

    4.1 CONDITIONS OF INITIAL CREDIT EXTENSION. The obligation of each Bank to make its initial Credit Extension hereunder is subject to the condition that the Agent have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Bank, and in sufficient copies for each Bank:

          (a)  CREDIT AGREEMENT.  This Agreement executed by each party thereto;

          (b)  RESOLUTIONS; INCUMBENCY.

               (i) Copies of the resolutions of the board of directors of each MGP General Partner, as general partners of the Managing General Partner, as general partner of the Company, and the executive committee of the Board of Control of the Managing

     General Partner, in each case approving and authorizing the execution, delivery and performance by the Managing General Partner on behalf of the Company of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such MGP General Partner and the Managing General Partner, as the case may be; and

               (ii) A certificate of the Secretary or Assistant Secretary of the Managing General Partner certifying the names and true signatures of the officers of the Managing General Partner, as general partner of the Company, authorized to execute, deliver and perform, as applicable, this Agreement on behalf of the Company, and all other Loan Documents to be delivered hereunder;

     (c) ORGANIZATION DOCUMENTS; GOOD STANDING. Each of the following documents:

               (i) the partnership certificate of the Company, the Managing General Partner and the Master Partnership as in effect on the Closing Date, certified by the Secretary of State (or similar, applicable Governmental Authority) of the state of formation of such entities as of a recent date and by the Secretary or Assistant Secretary of the Managing General Partner as of the Closing Date, and each of the Company Partnership Agreement, the MGP Partnership Agreement and the Master Partnership Agreement as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Managing General Partner as of the Closing Date;

               (ii) the articles or certificate of incorporation of each MGP General Partner as in effect on the Closing Date, certified by the Secretary of State (or similar applicable Governmental Authority) of the state of incorporation of such MGP General Partner as of a recent date and by the Secretary or Assistant Secretary of such MGP General Partner as of the Closing Date, and the bylaws of each MGP General Partner as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of such MGP General Partner as of the Closing Date; and

               (iii) a good standing certificate for the Company, the Managing General Partner, the MGP General Partners and the Master Partnership from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or formation, as applicable, and each state where the Company and the Partner Entities are qualified to do business as a foreign corporation or limited partnership, as applicable, as of a recent date, together with a bring-down certificate by facsimile, dated the Closing Date;

     (d) LEGAL OPINION. An opinion of Ball Janik LLP, as counsel to the Company and the Partner Entities and addressed to the Agent and the Banks, substantially in the form of EXHIBIT D;

     (e) PAYMENT OF FEES. Payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, including the arrangement fee payable to the Agent and the Arranger under the Fee Letter, together with

Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute BofA's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and BofA); including any such costs, fees and expenses arising under or referenced in Sections 2.11 and 10.4;

          (f) CERTIFICATE. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

               (i) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

               (ii) no Default or Event of Default exists or would result from the initial Credit Extension; and

               (iii) there has occurred since December 31, 1995, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

          (g) EQUITY PROCEEDS. A receipt executed by the Company evidencing that the Company has received net proceeds of the Offering by contribution from the Master Partnership of at least $125,000,000;

          (h) FACILITY B CREDIT AGREEMENT. All conditions precedent to the initial extension of credit set forth in Section 5.1 of the Facility B Credit Agreement shall have occurred prior to or simultaneously with the closing hereunder;

          (i) CONSENT TO AMENDMENT AND RESTATEMENT. The consent to this amendment and restatement of the 1996 Amended and Restated Credit Agreement executed by Northwest Farm Services, ACA; and

          (j) OTHER DOCUMENTS. Such other approvals, opinions, documents or materials as the Agent or any Bank may reasonably request.

     4.2 CONDITIONS TO ALL CREDIT EXTENSIONS. The obligation of each Bank to make any Loan to be made by it (including its initial Loan) or, except as provided in subsection 4.2(d), to continue or convert any Loan under Section
2.4 is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/Continuation Date:

          (a) NOTICE. The Agent shall have received (with, in the case of the initial Loan only, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable;

          (b) CONTINUATION OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in Article V shall be true and correct on and as of such Borrowing Date or

Conversion/Continuation Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

          (c) NO EXISTING DEFAULT. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion; and

          (d) PRO FORMA CONSOLIDATED CASH FLOW RATIOS. On the Borrowing Date and immediately after giving effect to such Borrowing, the ratio of (i) Pro Forma Consolidated Cash Flow to Pro Forma Interest Expense shall be greater than 2.50 to 1.00, and (ii) Pro Forma Consolidated Cash Flow to Pro Forma Maximum Debt Service shall be greater than 1.25 to 1.00; PROVIDED that this subsection 4.2(d) shall not apply to any conversion or continuation thereof.

Each Notice of Borrowing and Notice of Conversion/Continuation submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date or Conversion/Continuation Date as applicable, that the conditions in Section 4.2 are satisfied.

                                  ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to the Agent and each Bank that:

     5.1  EXISTENCE AND POWER.  The Company and each Partner Entity:

          (a) is a limited partnership (or in the case of each MGP General Partner, a corporation) duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

          (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

          (c) is duly qualified as a foreign limited partnership and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

          (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

      5.2 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and each other Loan Document to which the Company is a party, have been duly authorized by all necessary partnership and corporate action, and do not and will not:

            (a) contravene the terms of any Organization Documents of the Company or the Partner Entities;

            (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company or any of the Partner Entities are a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

            (c)  violate any Requirement of Law.

      5.3 GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any Partner Entity of this Agreement or any other Loan Document.

      5.4 BINDING EFFECT. This Agreement and each other Loan Document to which the Company is a party constitute the legal, valid and binding obligations of the Company (to the extent it is a party thereto), enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

      5.5 LITIGATION. Except as specifically disclosed in SCHEDULE 5.5, there are no actions, suits, proceedings, claims or disputes pending, or to the Company's Knowledge, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company or any of the Partner Entities, or any of their respective Subsidiaries or any of their respective properties which:

            (a) purport to affect or pertain to the Offering, this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

            (b) have a reasonable probability of success on the merits and which, if determined adversely to such Person or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

      5.6 NO DEFAULT. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Closing Date, none of the Company, the

Partner Entities, or any of their respective Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.1(f).

      5.7   ERISA COMPLIANCE.

            (a) SCHEDULE 5.7 lists all Plans. All written descriptions thereof provided to the Agent are true and complete in all material respects.

            (b) Except as specifically disclosed in SCHEDULE 5.7, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law, except for such non-compliance which would not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a determination letter will be submitted no later than the expiration of the remedial amendment period for effecting amendments required by reason of Section 1140 of the Tax Reform Act of 1986, as amended, and to the Company's Knowledge, nothing has occurred which would cause the loss of such qualification.

            (c) There are no pending, or to the Company's Knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or other violation of the fiduciary responsibility rule with respect to any Plan which could reasonably result in a Material Adverse Effect.

            (d) Except as specifically disclosed in SCHEDULE 5.7, no ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan.

            (e) Except as specifically disclosed in SCHEDULE 5.7, no Pension Plan (other than multiemployer plans within the meaning of Section 3(38) of ERISA) has any Unfunded Pension Liability.

            (f) Except as specifically disclosed in SCHEDULE 5.7, neither the Company nor any ERISA Affiliate has incurred, nor does it reasonably expect to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

            (g) Except as specifically disclosed in SCHEDULE 5.7, neither the Company nor any ERISA Affiliate has transferred any Unfunded Pension
Liability to any Person or otherwise engaged in a transaction that could be subject to Section 4069 of ERISA.

      5.8 USE OF PROCEEDS; MARGIN REGULATIONS. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section
6.11 and Section 7.8. None of the Company, the Partner Entities nor any of their respective Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

      5.9 TITLE TO PROPERTIES. The Company and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

      5.10 TAXES. The Company, each Partner Entity, and their respective Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company, the Partner Entities or any of their Subsidiaries that would, if made, have a Material Adverse Effect.

      5.11   FINANCIAL CONDITION.

             (a) The audited consolidated financial statements of the Company and its Subsidiaries dated December 31, 1995, and the related consolidated statements of income or operations, partners' capital and cash flows for the fiscal year ended on that date:

                  (i)   were prepared in accordance with GAAP
      consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

                  (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

                  (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its respective consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

             (b) Since December 31, 1995, there has been no Material Adverse Effect.

      5.12   ENVIRONMENTAL MATTERS.

             (a) Except as specifically disclosed in SCHEDULE 5.12, the on-going operations of the Company and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) reasonably be expected to result in liability in excess of $10,000,000 in the aggregate.

             (b) Except as specifically disclosed in SCHEDULE 5.12, the Company and each of its Subsidiaries have obtained all material licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Company and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.

             (c) Except as specifically disclosed in SCHEDULE 5.12, none of the Company or its Subsidiaries, any Partner Entity or any of its Subsidiaries, or any of their respective present property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

             (d) To the Company's Knowledge, except as specifically disclosed in SCHEDULE 5.12, there are no Hazardous Materials or other conditions or circumstances existing with respect to any property of the Company or any of its Subsidiaries, that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Company and its Subsidiaries in excess of $10,000,000 in the aggregate for any such condition, circumstance or property. In addition, (i) to the Company's Knowledge, neither the Company nor any of its Subsidiaries has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials, and (ii) to the extent required under any Requirement of Law, the Company and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under the Emergency Planning and Community Right-to-Know Act, and all other Environmental Laws.

             (e) Except as specifically disclosed in SCHEDULE 5.12, there are no disputes, litigation, investigations, or proceedings to which the Company, the Partner Entities, or any of their respective Subsidiaries are a party relating to any Environmental Law or environmental condition that could reasonably be expected to have a Material Adverse Effect, and, to the Company's Knowledge, there are no other disputes, litigation, investigations, or proceedings and no rulemaking or legislation pending relating to any Environmental Law or environmental condition that could reasonably be expected to have a Material Adverse Effect.

      5.13 REGULATED ENTITIES. None of the Company, the Partner Entities, any Person controlling such Person, or any Subsidiary, is (a) an "Investment Company" within the meaning of the Investment Company Act of 1940; or (b) is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

      5.14 NO BURDENSOME RESTRICTIONS. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

      5.15 COPYRIGHTS, PATENTS, TRADEMARKS AND LICENSES, ETC. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the Company's Knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Subsidiaries infringes upon any rights held by any other Person. Except as specifically disclosed in SCHEDULE 5.5, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the Company's Knowledge, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

      5.16 SUBSIDIARIES. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of
SCHEDULE 5.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part
(b) of SCHEDULE 5.16.

      5.17 INSURANCE. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

      5.18 LABOR RELATIONS. There are no material strikes, lockouts or other labor disputes against the Company or any of its Subsidiaries or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries, and no significant unfair labor practice complaint is pending against the Company or any of its Subsidiaries or, to the Company's Knowledge, threatened against any of them before any Government Authority.

      5.19 PARTNERSHIP INTERESTS. As of the Closing Date, the only general partner of the Company is the Managing General Partner. As of the Closing Date, the only general partners of the Managing General Partner are Fremont and HS Corp.

      5.20 FULL DISCLOSURE. None of the representations or warranties made by the Company, any Partner Entity or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any of its Subsidiaries in connection with the Loan Documents or the Offering (including the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

      5.21   SOLVENCY.  The Company and each of the Partner Entities is
Solvent.

      5.22 SWAP OBLIGATIONS. Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Company has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

                                  ARTICLE VI

                            AFFIRMATIVE COVENANTS

      So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Banks waive compliance in writing:

      6.1 FINANCIAL STATEMENTS. The Company shall deliver to the Agent, in form and detail satisfactory to the Agent and the Required Banks, with sufficient copies for each Bank:

             (a) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, partners' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, identifying any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries, and accompanied by the opinion of Price Waterhouse LLP or another nationally-recognized independent public accounting firm ("INDEPENDENT AUDITOR") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records and shall be delivered to the Agent pursuant to a reliance agreement between the Agent and Banks and such Independent Auditor in form and substance satisfactory to the Required Banks;

             (b) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, partners' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, identifying any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and its Subsidiaries;

             (c) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of an unaudited consolidating balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidating statement of income for such year, certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection 6.1(a);

             (d) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidating balance sheets of the Company and its Subsidiaries, and the related consolidating statements of income for such quarter, all certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection 6.1(b);

             (e) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Master Partnership and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, partners' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of the Independent Auditor which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Master Partnership's or any Subsidiary's records and shall be delivered to the Agent pursuant to a reliance agreement between the Agent and Banks and such Independent Auditor in form and substance satisfactory to the Required Banks;

             (f) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Master Partnership and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, partners' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Master Partnership and its Subsidiaries;

             (g) as soon as available, but not later than January 31 of each year, a business plan which shall include (i) pro-forma financial projections of the consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of income or operations, partners' equity and cash flows, for the five year period beginning January 1 of the year of delivery of such business plan, and (ii) timber inventories, timber harvests, lumber and other wood product shipments, projected average prices for logs and lumber by species and type, a timber log flow report and an outside timber harvest/log procurement contract summary; which projections shall be accompanied by appropriate assumptions and sufficient supporting details on which such projections are based, certified by a Responsible Officer as fairly presenting management's good faith projection of probable results for such period; and

             (h) as soon as available, but in any event within 90 days after the end of each calendar year, the report entitled "Fair Market Value of Timber Cut, determined for

Section 631(a) of the Internal Revenue Code, Capital Gains Treatment" prepared with respect to the prior calendar year by Mason, Bruce and Girard, or another nationally recognized timber appraiser reasonably acceptable to the Required Banks.

      6.2 CERTIFICATES; OTHER INFORMATION. The Company shall furnish to the Agent, with sufficient copies for each Bank:

             (a) concurrently with the delivery of the financial statements referred to in subsection 6.1(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Sections 7.13 and 7.15 except as specified in such certificate;

             (b) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b), a Compliance Certificate executed by a Responsible Officer;

             (c) promptly, copies of all financial statements and reports that the Company or the Master Partnership sends to its limited partners, and, if applicable, promptly, within 15 days of any such filing, copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) and registration statements that the Company or any Subsidiary or the Master Partnership may make to, or file with, the SEC; and

             (d) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any of its Subsidiaries or the Master Partnership as the Agent, at the request of any Bank, may from time to time reasonably request.

      6.3 NOTICES. The Company shall promptly notify the Agent and each Bank:

             (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

             (b) of any matter that has resulted or if adversely determined would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any of the Company, the Partner Entities or any of their Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company, the Partner Entities or any of their Subsidiaries and any Governmental Authority; or
(iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company, the Partner Entities or any of their Subsidiaries, including pursuant to any applicable Environmental Laws;

             (c) of any of the following events affecting the Company or any ERISA Affiliate, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

                  (i)   an ERISA Event;

                  (ii)  if any of the representations and warranties in
      Section 5.7 ceases to be true and correct;

                  (iii) the adoption by the Company or any of its Subsidiaries or, upon the Company's Knowledge thereof, by any other ERISA Affiliate of any new Pension Plan or other Plan subject to
      Section 412 of the Code;

                  (iv) the adoption of any amendment to a Pension Plan or other Plan subject to Section 412 of the Code by the Company or any of its Subsidiaries or, upon the Company's Knowledge thereof, by any other ERISA Affiliate, if such amendment results in a material increase in either contributions by the Company or any of its Subsidiaries or Unfunded Pension Liability; or

                  (v) the commencement of contributions by the Company or any of its Subsidiaries or, upon the Company's Knowledge thereof, by any other ERISA Affiliate to any Pension Plan or other Plan subject to Section 412 of the Code;

             (d) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Company delivered to the Banks pursuant to subsection 6.1(a);

             (e) of any material labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Company, the Partner Entities or any of their Subsidiaries; or

             (f) of any assertion or determination by any Governmental Authority that the Company shall no longer be classified as a partnership not taxable as a corporation under the Code.

      Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

      6.4 PRESERVATION OF PARTNERSHIP EXISTENCE, ETC. The Company shall, except as permitted by Section 7.3, and shall cause each of its Subsidiaries and each of the Partner Entities to:

             (a) preserve and maintain in full force and effect its partnership or corporate existence and good standing under the laws of its state or jurisdiction of formation or incorporation;

             (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.3 and sales of assets permitted by Section 7.2;

             (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

             (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect;

PROVIDED that the Company shall not be obligated to preserve its status as a partnership not taxable as a corporation if (i) the Company's failure to preserve such status shall be the result of an amendment to the tax laws enacted by the Congress of the United States and (ii) after giving effect to the loss of such status, the ratio of Pro Forma Consolidated Cash Flow to Pro Forma Maximum Debt Service, determined as of the end of the fiscal quarter immediately preceding the loss of such status, would be greater than 1.1 to 1.0, assuming for the purposes of the computation of Pro Forma Consolidated Cash Flow, that Pro Forma Consolidated Cash Flow would be reduced by taxes at the applicable tax rate of the Company for such period had the Company been taxable as a corporation.

      6.5 MAINTENANCE OF PROPERTY. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect or except as permitted by Section 7.2.

      6.6 INSURANCE. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including public liability and property and casualty insurance.

      6.7 PAYMENT OF OBLIGATIONS. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

             (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

             (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

             (c) all trade payables owing to Persons that are not Affiliates of the Company in the ordinary course of business, unless the same are contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.

      6.8 COMPLIANCE WITH LAWS. The Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

      6.9 INSPECTION OF PROPERTY AND BOOKS AND RECORDS. The Company shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; PROVIDED, HOWEVER, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

      6.10   ENVIRONMENTAL LAWS.

             (a) The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in material compliance with all Environmental Laws, the non-compliance with which would reasonably be expected to have a Material Adverse Effect.

             (b) Upon the written request of the Agent or any Bank, the Company shall submit and cause each of its Subsidiaries to submit, to the Agent with sufficient copies for each Bank, at the Company's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 6.3(b), that could, individually or in the aggregate, reasonably be expected to result in liability in excess of $10,000,000.

      6.11 USE OF PROCEEDS. The Company shall use the proceeds of the Loans (i) to repay on the Closing Date "Facility A Loans" under and as defined in the 1996 Amended and Restated Credit Agreement, and (ii) for the cost (including related fees, commissions and expenses) of the acquisition of timberlands, standing timber, and related assets, in all cases not in contravention of any Requirement of Law or of any Loan Document.

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

      6.12 FURTHER ASSURANCES. The Company shall ensure that all written information, exhibits and reports furnished to the Agent or the Banks do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Banks and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.

                                ARTICLE VII

                            NEGATIVE COVENANTS

      So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Banks waive compliance in writing:

      7.1 LIMITATION ON LIENS. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("PERMITTED LIENS"):

             (a) any Lien existing on property of such Person on the Closing Date and set forth in SCHEDULE 7.1 securing Indebtedness outstanding on such date;

             (b) Liens on the accounts, rights to payment for goods sold or services rendered that are evidenced by chattel paper or instruments, and rights against Persons who guarantee payment or collection of the foregoing, and on the Company's inventory and on the proceeds (as defined in the Uniform Commercial Code in any applicable jurisdiction) thereof securing the obligations of the Company under the Working Capital Facility (and any extension, renewal, refunding or refinancing thereof) permitted to be incurred pursuant to subsection 7.6(g);

             (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.7, provided that no notice of lien has been filed or recorded under the Code;

             (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

             (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

             (f) Liens on the property of such Person securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

             (g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $5,000,000;

             (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not impose material financial obligations on the Company or any of its Subsidiaries, and which do not in any case materially detract from the value of a material asset subject thereto or interfere with the ordinary conduct of the businesses of such Person;

             (i) purchase money security interests on any property acquired or held by such Person in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; PROVIDED THAT (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 85% (or 100% in the case of capital leases) of the cost of such property, and (iv) the aggregate outstanding principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $25,000,000;

             (j) Liens securing obligations in respect of capital leases on assets subject to such leases, PROVIDED THAT such capital leases are otherwise permitted hereunder;

             (k) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; PROVIDED THAT (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any of its Subsidiaries to provide collateral to the depository institution;

             (l) Liens securing Contingent Obligations permitted under subsection 7.9(d); and

             (m) other Liens that secure claims or Indebtedness of less than $1,000,000 in the aggregate and that exist no more than 10 days before being released or terminated.

      7.2 ASSET DISPOSITIONS. The Company will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person, other than:

             (a) sales of timber, logs, lumber and other inventory in the ordinary course of business for fair market value;

             (b) sales for fair market value of equipment, which is surplus, worn-out or obsolete or no longer useful in the ordinary course of business;

             (c) sales of assets other than standing timber for fair market value, the gross sale proceeds of which, together with the gross sale proceeds of all other assets sold, transferred, leased, contributed, or conveyed pursuant to this clause by the Company or any of its Subsidiaries does not exceed in the aggregate an amount (the "ANNUAL SALES AMOUNT") equal to (i) in calendar year 1996, $10,000,000 and (ii) in each calendar year thereafter, the sum of (A) the Annual Sales Amount for the preceding calendar year PLUS (B) an increase equal to the percentage increase, if any, in the CPI for such preceding calendar year, multiplied by such Annual Sales Amount; PROVIDED that the cumulative amount of such sales during the term of this Agreement shall not exceed an amount (the "CUMULATIVE SALES AMOUNT") equal to
(y) $51,500,000 PLUS (z) an increase equal to the percentage increase, if any, in the CPI from January 1, 1996 to the date of determination, multiplied by such Cumulative Sales Amount;

             (d)  sales of Designated Acres for the fair market value thereof;

             (e) exchanges of timberland for other timberland in the ordinary course of business with Persons who are not Affiliates of the Company, if:

                  (i)   the aggregate fair market value of all
      timberland so exchanged by the Company and any of its Subsidiaries, collectively, does not exceed on a cumulative basis $400,000,000 during the term of this Agreement;

                  (ii) the timberland to be received in exchange is of at least an equivalent fair market value to the timberland to be exchanged or, if such timberland is not of at least an equivalent fair market value, the amount of any shortfall shall constitute a permitted disposition under subsection 7.2(c) or (f);

                  (iii) the timberland to be received in exchange is located in the United States, Canada, Mexico or New Zealand, PROVIDED that the aggregate fair market value of such timberlands received in such exchanges and located in Canada, Mexico or New Zealand does not exceed in the aggregate, together with the Net Proceeds invested in productive assets in such foreign countries pursuant to subsection 7.2(f)(ii) and the net proceeds of harvesting used to purchase timber or timberlands in such foreign countries pursuant to Section 7.4, $50,000,000 during the term of this Agreement; and

                  (iv) at the time of such exchange, no Default or Event of Default exists or shall result from such exchange;

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

PROVIDED, HOWEVER, that any exchange permitted by this subsection 7.2(e) may be in the form of a tax deferred exchange so long as such tax deferred exchange is completed within 180 days; and

             (f) dispositions for fair market value thereof of assets not otherwise permitted hereunder to Persons who are not Affiliates of the Company if:

                  (i) at the time of such disposition no Default or Event of Default exists or shall result from such disposition; and

                  (ii) the Net Proceeds of such disposition (A) are applied within 180 days of such disposition to the purchase of productive assets in a Permitted Business (including purchases not consummated during such 180 days if a binding agreement for such purchase is entered into during such period and such purchase is completed within 90 days after the expiry of such 180 day period) located in the United States, Canada, Mexico and New Zealand, PROVIDED that the aggregate Net Proceeds applied to such purchases of such assets located in Canada, Mexico and New Zealand do not exceed, together with the fair market value of assets in such foreign countries obtained in an exchange pursuant to subsection 7.2(e) and the net proceeds of harvesting used to purchase timber or timberlands in such foreign countries pursuant to Section 7.4, $50,000,000 during the term of this Agreement, (B) do not exceed cash expenditures by the Company for the purchase of productive assets in a Permitted Business during the preceding 90 days (excluding any purchase to the extent financed by a Loan) or (C) are applied within 180 days of such disposition to the repayment of such Senior Debt as the Company may elect to so prepay PROVIDED that (x) at any time the Company shall elect to repay Senior Debt other than the Loans and the Facility B Loans, the Company shall also repay Loans and Facility B Loans by at least a pro rata amount (based on the then outstanding principal of amount of all Senior Debt),
      (y) a Responsible Officer shall have notified the Agent promptly after its determination to so apply the Net Proceeds and shall have certified the receipt of fair market value for such assets and the proper application of such Net Proceeds in accordance with this subsection 7.2(f), and (z) if, during the aforementioned periods, the Net Proceeds of all such dispositions which have not been applied to the purchase of productive assets in a Permitted Business or distributed to the holders of Senior Debt for application to the repayment of such Senior Debt exceeds $25,000,000 in the aggregate at any time, all such net proceeds in excess of $25,000,000 shall be placed immediately upon receipt thereof in an escrow account, pursuant to an Escrow Agreement, for the purpose of application in accordance with clauses (A) and (C) above. The Company shall apply any Net Proceeds withdrawn from escrow pursuant to an Escrow Agreement to the applications required by clauses (A) or
      (C) above within three Business Days after such withdrawal.

      7.3 CONSOLIDATIONS AND MERGERS. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

          (a) any Subsidiary of the Company may merge with the Company, provided that the Company (i) shall be the continuing or surviving partnership and (ii) shall have a consolidated net worth immediately following such merger equal to or greater than the consolidated net worth of the Company immediately preceding such merger;

          (b) any Subsidiary of the Company may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company; or

          (c) any Subsidiary of the Company may merge with any other Subsidiary of the Company, provided that the surviving Subsidiary shall have a consolidated net worth immediately following such merger equal to or greater than the consolidated net worth of the surviving Subsidiary immediately preceding such merger;

PROVIDED, HOWEVER, in each case (i) no Default or Event of Default exists or shall result from such merger or sale and (ii) immediately after such merger or sale, the ratio of (A) Pro Forma Consolidated Cash Flow to Pro Forma Interest Expense is greater than 2.50 to 1.00, and (B) Pro Forma Consolidated Cash Flow to Pro Forma Maximum Debt Service is greater than 1.25 to 1.00.

     7.4 HARVESTING RESTRICTIONS. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, in any calendar year commencing with 1996, harvest timber or sell standing timber on its or any Subsidiary's timberlands in excess of:

          (a) in any one such calendar year, 150% of the Planned Volume for that calendar year;

          (b) in any two such consecutive calendar years, 140% of the Planned Volume for such calendar years;

          (c) in any three such consecutive calendar years, 130% of the Planned Volume for such calendar years; and

          (d) in any four such consecutive calendar years, 120% of the Planned Volume for such calendar years;

unless the net proceeds from such excess harvest (which shall be determined based upon the average prices received on the sale of all timber harvested during such period and a reasonable allocation of direct cash expenses incurred in connection with the harvesting and sale of timber during such period), are, within ten Business Days after the end of such period, placed in an escrow account, pursuant to an Escrow Agreement, to be applied within 180 days after the end of such period (y) to the repayment of such Senior Debt as the Company may elect to so prepay PROVIDED that at any time the Company shall elect to repay Senior Debt other than the Loans and the Facility B Loans, the Company shall also repay Loans and Facility B Loans by at least a pro rata amount (based on the outstanding principal of all Senior
Debt), or (z) to purchase or commit to purchase timber or timberlands located in the United States, Canada, Mexico or New Zealand (including purchases not consummated during such 180 days if a binding agreement for such purchase is entered into during such period and such purchase is completed within 90 days after the expiry of such 180 day period) for not more than fair market value (in the good faith judgment of the Responsible Officer as certified in writing to the Agent and the Banks), PROVIDED that the aggregate of such net proceeds used to purchase timber or timberlands located in Canada, Mexico and New Zealand shall not exceed, together with the fair market value of assets in such foreign countries obtained in an exchange pursuant to subsection 7.2(e) and the Net Proceeds invested in productive assets in such foreign countries pursuant to subsection 7.2(f)(ii), $50,000,000 during the term of this Agreement, and PROVIDED FURTHER that the Company shall have notified the Agent promptly after its determination to so apply the net proceeds. The Company shall apply any such net proceeds withdrawn from the escrow account pursuant to an Escrow Agreement to the applications required by clauses (y) or (z) above within three Business Days after such withdrawal.

          "PLANNED VOLUME" shall mean for each calendar year 250,000,000 board feet of timber, and shall be increased for any Annual Timber Increase, from the Effective Date for such Annual Timber Increase, by increasing such per annum amount by an amount equal to the Estimated Percentage of such Annual Timber Increase. In addition, such amount for any year after 1996 with respect to which there is an Annual Timber Decrease shall be decreased (calculated after giving effect to any Annual Timber Increases) effective upon the Effective Date for such Annual Timber Decrease by the same percentage that such Annual Timber Decrease represents as a percentage of the inventory of standing timber owned by the Company and its Subsidiaries at the end of the prior calendar year; PROVIDED, HOWEVER, that such decrease shall not be made for any calendar year if the percentage decrease for that year would be less than 5% and if the Asset Coverage Ratio at the end of the prior calendar year is at least 2.0 : 1.0. For purposes of the foregoing:

               "ANNUAL TIMBER INCREASE" shall mean, for any calendar year, the amount, in board feet, by which the number of board feet of timber acquired by the Company and its Subsidiaries during such calendar year (excluding timber acquired with the net proceeds of an excess harvest pursuant to Section 7.4) shall exceed the number of board feet of timber sold by the Company and its Subsidiaries during such calendar year.

               "ANNUAL TIMBER DECREASE" shall mean, for any calendar year, the amount, in board feet, by which the number of board feet of timber sold by the Company and its Subsidiaries during such calendar year shall exceed the number of board feet of timber acquired by the Company and its Subsidiaries during such calendar year.

               "EFFECTIVE DATE" for any Annual Timber Increase or Annual Timber Decrease shall be July 1 of the calendar year for which such Annual Timber Increase or Decrease occurs.

               "ESTIMATED PERCENTAGE" for any Annual Timber Increase and for any calendar year, shall mean the good faith estimate of a Responsible Officer, contained in the Compliance Certificate delivered with respect to each annual financial statement, of the number of additional board feet of timber that will be harvested by the Company and its

          Subsidiaries in that year by virtue of the acquisition of newly acquired standing timber that is the basis of such Annual Timber Increase, expressed as a percentage of such Annual Timber Increase, but in no event can the Estimated Percentage for any Annual Timber Increase for any year be greater than 15%.

               "ASSET COVERAGE RATIO" shall mean, for any calendar year, the ratio of (a) the wholesale value of the inventory of standing timber owned by the Company and its Subsidiaries at the end of such calendar year to (b) Indebtedness, other than Indebtedness under the Working Capital Facility, of the Company and its Subsidiaries at the end of such calendar year. For purposes of this definition, the wholesale value of the inventory of standing timber owned by the Company and its Subsidiaries at the end of any calendar year shall be equal to 60% of its retail value, which shall be based upon the volume of each species of standing timber so owned by the Company and its Subsidiaries and the retail prices for each such species as of the end of such calendar year. The calculations referred to herein shall be based upon the good faith estimates of a Responsible Officer contained in the Compliance Certificate delivered with respect to each annual financial statement and shall be consistent with the report delivered pursuant to subsection 6.1(h) with respect to that calendar year. The Company shall provide reasonable detail supporting the computation of its and its Subsidiaries' inventory of standing timber.

     7.5 LOANS AND INVESTMENTS. The Company shall not purchase or acquire, or suffer or permit any of its Subsidiaries to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company, except for:

          (a) investments of the type specified in, and in accordance with the requirements and limitations of, the Investment Policy;

          (b)  the loans existing on the Closing Date and set forth on
SCHEDULE 7.5;

          (c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business or from sale of assets sold in compliance with
Section 7.2;

          (d) extensions of credit by the Company to any of its Subsidiaries or by any of its Subsidiaries to another of its Subsidiaries;

          (e) advances or deposits in the ordinary course of business to owners of timber or timberlands to acquire the right to harvest timber;

          (f) investments not otherwise permitted hereunder in a Person as long as (x) such Person is domiciled in, and substantially all of its assets are located in, the United States, Canada, Mexico or New Zealand and its only material activities consist of Permitted Businesses, (y) such investments do not exceed in the aggregate an amount (the "ANNUAL INVESTMENT

AMOUNT") equal to (i) in calendar year 1996, $10,000,000 and (ii) in each calendar year thereafter, the sum of (A) the Annual Investment Amount for the preceding calendar year plus (B) an increase equal to the percentage increase, if any, in the CPI for such preceding calendar year, multiplied by such Annual Investment Amount, and (z) the cumulative amount of such investments during the term of this Agreement shall not exceed an amount (the "CUMULATIVE INVESTMENT AMOUNT") equal to (i) $51,500,000 PLUS (ii) an increase equal to the percentage increase, if any, in the CPI from January 1, 1996 to the date of determination, multiplied by such Cumulative Investment Amount; and

          (g) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations.

     7.6 LIMITATION ON INDEBTEDNESS. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (a)  Indebtedness incurred pursuant to this Agreement;

          (b) Indebtedness incurred pursuant to the Senior Notes and any refunding or refinancing thereof so long as (i) the first principal repayment date under such refunding or refinancing shall not be earlier than the first principal repayment date under the Senior Notes as originally issued, and
(ii) the average life of the Indebtedness incurred under such refunding or refinancing shall not be shorter than the average life of the Senior Notes as originally issued;

          (c) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 7.9;

          (d)  Indebtedness existing on the Closing Date and set forth in
Schedule 7.6;

          (e)  Indebtedness secured by Liens permitted by subsection 7.1(i);

          (f)  Indebtedness of any Subsidiary owing to the Company;

          (g) Indebtedness incurred by the Company pursuant to the Working Capital Facility not in excess of an aggregate principal amount of $40,000,000 at any time outstanding, provided that the Company shall not suffer to exist any Indebtedness (other than such Indebtedness relating to letters of credit) permitted by this subsection (g) on any day unless there shall have been a period of 30 consecutive days within the 12 calendar months immediately preceding such day during which the Company shall have been free from all Indebtedness permitted by this subsection (g);

          (h) other unsecured Indebtedness incurred in the ordinary course of business, provided that the aggregate outstanding principal amount of such Indebtedness shall not at any time exceed $10,000,000 and provided further that such Indebtedness is expressly subordinate to the Obligations hereunder by subordination provisions acceptable to the Agent and the Required Banks; and

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

          (i) other unsecured Senior Debt, provided that, upon and immediately after giving effect to the incurrence of such Senior Debt and the concurrent repayment of other Senior Debt, the ratio of (i) Pro Forma Consolidated Cash Flow to Pro Forma Interest Expense shall be greater than
2.50 to 1.00, and (ii) Pro Forma Consolidated Cash Flow to Pro Forma Maximum Debt Service shall be greater than 1.25 to 1.00.

     7.7 TRANSACTIONS WITH AFFILIATES. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary. The Company shall be entitled to reimburse the Managing General Partner for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Company (including without limitation salary, bonus, incentive compensation, and other amounts paid to any Person to perform services for the Company or for the Managing General Partner in the discharge of its duties to the Company), and (ii) all other necessary or appropriate expenses reasonably allocable to the Company or otherwise reasonably incurred by the Managing General Partner in connection with operating the Company's business (including expenses allocated to the Managing General Partner by its Affiliates and, for so long as Fremont Group, Inc., owns an interest in the Managing General Partner, an annual fee of $100,000, payable semi-annually in arrears, in consideration of management services).

     7.8  USE OF PROCEEDS.

          (a) The Company shall not, and shall not suffer or permit any of its Subsidiaries to, use any portion of the proceeds of the Loans, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

          (b) The Company shall not and shall not suffer or permit any of its Subsidiaries to use any portion of the proceeds of the Loans, directly or indirectly, (i) knowingly to purchase Ineligible Securities from a Section 20 Subsidiary during any period in which such Section 20 Subsidiary makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by a Section 20 Subsidiary, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by a Section 20 Subsidiary and issued by or for the benefit of the Company or any Affiliate of the Company. As used in this Section, "Section 20 Subsidiary" means the Subsidiary of the bank holding company controlling any Bank, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (as 12 U.S.C.Section 24, Seventh), as amended.

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

     7.9 CONTINGENT OBLIGATIONS. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

          (a) endorsements for collection or deposit in the ordinary course of business;

          (b)  Permitted Swap Obligations;

          (c) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in SCHEDULE 7.9; and

          (d) Contingent Obligations of the Company under timber harvest and log procurement contracts to acquire timber from private and government owners in the ordinary course of business and reimbursement obligations with respect to bonds issued to secure the Company's performance thereunder.

     7.10 JOINT VENTURES. The Company shall not, and shall not suffer or permit any of its Subsidiaries to enter into any Joint Venture, other than Joint Ventures in Permitted Businesses and so long as any such Joint Ventures are not entered into for the purpose of evading any covenant or restriction in any Loan Document.

     7.11 RESTRICTED PAYMENTS. The Company shall not, and shall not suffer or permit any Subsidiary to, declare or make any limited partner or general partner distribution or dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any, limited or general partnership interest or shares of any class of capital stock, or purchase, redeem or otherwise acquire for value any partnership interest or shares of capital stock or any warrants, rights or options to acquire such partnership interest or shares, now or hereafter outstanding (each a "RESTRICTED PAYMENT"); EXCEPT THAT: (a) the Company may declare and make distributions payable solely in general or limited partnership interests or units; and (b) if no Default or Event of Default exists or would result from such action, the Company may make during each fiscal quarter one or more Restricted Payments if such Restricted Payments in an aggregate amount do not exceed Available Cash for the immediately preceding fiscal quarter.

     7.12 CHANGE IN BUSINESS. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, engage in any material line of business other than a Permitted Business. The Company shall not suffer or permit the Managing General Partner to engage in any business other than being the general partner of the Company, the managing general partner of the Master Partnership or the general partner in any other Subsidiary of the Master Partnership.

     7.13 FISCAL YEAR CHANGES. The Company shall not, and shall not suffer or permit any of its Subsidiaries to change the fiscal year of the Company or of any of its Subsidiaries.

     7.14 AMENDMENTS TO AGREEMENTS. The Company shall not, and shall not suffer or permit any of its Subsidiaries to amend, modify, supplement, waive or otherwise modify any of the terms and provisions contained in the Company Partnership Agreement, the Master Partnership Agreement (or any document executed or delivered in connection with such

Partnership Agreements), or the partnership certificate of the Company or the Master Partnership, if such amendment, supplement or other modification shall impair the Company's ability to perform its obligations under the Loan Documents or increase any of its financial obligations to any of its general or limited partners or to any Affiliate.

     7.15 INDEBTEDNESS COVENANT. The Company shall not permit, as of the last day of any fiscal quarter, (i) the ratio of Cash Flow to Interest Expense to be less than 2.50 to 1.00, or (ii) the ratio of Cash Flow to Debt Service to be less than 1.25 to 1.00.

     7.16 LIMITATION ON VOLUNTARY PAYMENTS OF SENIOR NOTES, ETC. The Company shall not, and shall not permit any of its Subsidiaries to make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with respect thereto money or securities before due for the purpose of paying when due) the Senior Notes other than (i) the refunding or refinancing in full of the Senior Notes permitted by subsection 7.6(a) and (ii) pro rata prepayments thereof with the Loans and the Facility B Loans as permitted by subsection 2.7(a).


                            ARTICLE VIII

                         EVENTS OF DEFAULT

     8.1 EVENT OF DEFAULT. Any of the following shall constitute an "EVENT OF DEFAULT":

          (a) NON-PAYMENT. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within 5 days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

          (b) REPRESENTATION OR WARRANTY. Any representation or warranty by the Company, any Partner Entity or any of its Subsidiaries made or deemed made herein, in any other Loan Document, in the Original Credit Agreement, in the 1995 Amended and Restated Credit Agreement, or the 1996 Amended and Restated Credit Agreement, or which is contained in any certificate, document or financial or other statement by such Person, or any Responsible Officer, furnished at any time under this Agreement, in or under any other Loan Document, or in or under the Original Credit Agreement, the 1995 Amended and Restated Credit Agreement, or the 1996 Amended and Restated Credit Agreement is incorrect in any material respect on or as of the date made or deemed made; or

          (c) SPECIFIC DEFAULTS. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.3 or 6.9 or in
Article VII; or

          (d) OTHER DEFAULTS. The Company fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Bank shall exist; or

          (e) FACILITY B CREDIT AGREEMENT CROSS-DEFAULT. An "Event of Default" shall exist as that term is defined in the Facility B Credit Agreement; or

          (f) CROSS-DEFAULT. The Company or any of its Subsidiaries (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition described in clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Company or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $5,000,000; or

          (g) INSOLVENCY; VOLUNTARY PROCEEDINGS. The Company, any Partner Entity, or any of their Subsidiaries (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (h) INVOLUNTARY PROCEEDINGS. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company, any Partner Entity or any of their Subsidiaries, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of such Person's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company, any Partner Entity or any of their Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company, any Partner Entity or any of their Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

          (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of either Company under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of $5,000,000; or (ii) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by the Company or any ERISA Affiliate which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $5,000,000; or

          (j) MONETARY JUDGMENTS. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 consecutive days after the entry thereof; or

          (k) NON-MONETARY JUDGMENTS. Any non-monetary judgment, order or decree is entered against the Company or any of its Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (l) CHANGE OF CONTROL. Without the prior written consent of the Required Banks, Peter W. Stott shall cease to be the Chief Executive Officer or the Chairman of the Managing General Partner or the Master Partnership shall cease to be the sole limited partner of the Company; or

          (m)  ADVERSE CHANGE.  There occurs a Material Adverse Effect; or

          (n) AUDITORS. The Agent or any Bank shall receive notice from the Independent Auditor that the Agent and the Banks should no longer use or rely upon any audit report or other financial data provided by the Independent Auditor.

     8.2 REMEDIES. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Required Banks,

          (a) declare the Commitment of each Bank to be terminated, whereupon such Commitment shall be terminated;

          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

          (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

PROVIDED, HOWEVER, that upon the occurrence of any event specified in subsection (g) or (h) of Section 8.1 (in the case of clause (i) of subsection
(h) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

     8.3 RIGHTS NOT EXCLUSIVE. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                                 ARTICLE IX

                                  THE AGENT

     9.1 APPOINTMENT AND AUTHORIZATION. Each Bank hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.
The Company acknowledges that the Agent has made no assertions of implied authority to act for the Banks and that the Agent has only the authority expressly granted herein. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     9.2 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

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

     9.3 LIABILITY OF AGENT. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any of its Subsidiaries or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of its Subsidiaries or Affiliates.

     9.4  RELIANCE BY AGENT.

          (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent.
The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

          (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

     9.5 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Banks in accordance with Article VII; PROVIDED, HOWEVER, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

     9.6 CREDIT DECISION. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

     9.7 INDEMNIFICATION. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; PROVIDED, HOWEVER, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, the Original Credit Agreement, the 1995 Amended and Restated Credit Agreement, or the 1996 Amended and Restated Credit Agreement, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

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     9.8  AGENT IN INDIVIDUAL CAPACITY.  BofA and its Affiliates may make loans to, issue letters of credit for the account of, enter Swap Contracts with, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent and the terms "Bank" and "Banks" include BofA in its individual capacity.

     9.9 SUCCESSOR AGENT. The Agent may, and at the request of the Required Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.

     9.10 WITHHOLDING TAX.

          (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent, to deliver to the Agent:

               (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

               (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed

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

     copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement, and IRS Form W-9; and

               (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

          (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

          (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

          (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

     9.11 CO-AGENTS. The Co-Agents shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, the Co-Agents shall not have or be deemed to have any

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

fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on either Co-Agent in deciding to enter into this Agreement or in taking or not taking action hereunder.


                                 ARTICLE X

                               MISCELLANEOUS

     10.1 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks (or by the Agent at the written request of the Required Banks) and the Company, and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Company and acknowledged by the Agent, do any of the following:

          (a) increase or extend the Commitment of any Bank (or reinstate any such Commitment terminated pursuant to subsection 8.2(a));

          (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

          (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (iii) below) any fees or other amounts payable hereunder or under any other Loan Document;

          (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; or

          (e) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all Banks;

and, PROVIDED FURTHER, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

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     10.2 NOTICES.

          (a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on SCHEDULE 10.2, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on SCHEDULE 10.2; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

          (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX shall not be effective until actually received by the Agent.

          (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

     10.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     10.4  COSTS AND EXPENSES.  The Company shall:

          (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Arranger and BofA (including in its capacity as Agent) within five Business Days after demand (subject to subsection 4.1(e)) for all reasonable costs and expenses incurred by the Arranger and BofA (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, the 1996 Amended and Restated Credit Agreement, the 1995 Amended and Restated Credit Agreement, the Original Credit Agreement, any Loan Document and any other documents

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prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA (including in its capacity as Agent) with respect thereto;

          (b) pay or reimburse the Agent, the Arranger and each Bank within five Business Days after demand (subject to subsection 4.1(e)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding); and

          (c) pay or reimburse BofA (including in its capacity as Agent) within five Business Days after demand (subject to subsection 4.1(e)) for all appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by BofA (including in its capacity as Agent) in connection with the matters referred to under subsections (a) and (b) of this Section.

     10.5 INDEMNITY.

          (a) Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "INDEMNIFIED PERSON") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement, the 1996 Amended and Restated Credit Agreement, the 1995 Amended and Restated Credit Agreement, the Original Credit Agreement or any document contemplated by or referred to herein or therein, or the transactions contemplated hereby or thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, the Original Credit Agreement, the 1996 Amended and Restated Credit Agreement, the 1995 Amended and Restated Credit Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"); provided, that the Company shall not have any obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting from the gross negligence or willful misconduct of such Indemnified Person.

          (b) The obligations in this Section shall survive payment of all other Obligations and any assignment and delegation by a Bank. At the election of any Indemnified Person, the Company shall defend such Indemnified Person using legal counsel satisfactory to

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

such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Company. All amounts owing under this Section shall be paid within 30 days after demand.

     10.6 PAYMENTS SET ASIDE. To the extent that the Company makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by the Agent.

     10.7 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

     10.8 ASSIGNMENTS, PARTICIPATIONS, ETC.

          (a) Any Bank may, with the written consent of the Company at all times other than during the existence of an Event of Default and of the Agent, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank or to any other Bank unless at the time of such assignment and delegation the Company's obligations under Article III would be increased as a result thereof in which case the Company's consent will be required and such increase in obligations will be deemed a reasonable basis for the Company to withhold consent thereto) (each an "ASSIGNEE") all, or any ratable part of all, of the Loans, the Commitments, and the other rights and obligations of such Bank hereunder; PROVIDED, HOWEVER, that (i) no assignment hereunder shall in any event be less than $10,000,000 of the combined Commitments of the assigning Bank under this Agreement and under and as defined in the Facility B Credit Agreement unless as a result of such assignment the assigning Bank's rights and obligations hereunder shall be reduced to zero; (ii) if a Bank assigns less than all of its rights and obligations hereunder, such Bank's remaining Commitment and such Bank's Commitment under and as defined in the Facility B Credit Agreement, after giving effect to such assignment, shall not be less than $10,000,000; (iii) the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee, (B) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance substantially in the form of EXHIBIT E ("ASSIGNMENT AND ACCEPTANCE"), and (C) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $2,500.00; and (iv) no assignment of Loans

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

shall be effective, and shall instead be void and of no effect, unless performed simultaneously with an assignment of an identical percentage of the rights and obligations of the assigning Bank in Syndicated Loans under and as defined in the Facility B Credit Agreement.

          (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents. To the extent the Loans and Commitments of any assignor Bank are evidenced by a Note instead of a loan account, within 5 Business Days after an assignment, the Company shall execute and deliver to the Agent (for delivery to the Assignee) new Notes evidencing such Assignee's assigned portion of the assignor Bank's Loans and such Commitments and, if the assignor Bank has retained a portion of the Loans and such Commitment, replacement Notes in a principal amount of the Loans and such Commitments retained by the assignor Bank. Each such Note shall be dated the date of the predecessor Note. The assignor Bank shall mark the predecessor Note "exchanged" and deliver it to the Company.

          (c) Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment to the Aggregate Commitment arising therefrom. The Commitment allocated to each Assignee shall reduce the Commitment of the assigning Bank PRO TANTO.

          (d) Any Bank may at any time sell to one or more commercial banks, federally chartered instrumentalities of the United States or other Persons not Affiliates of the Company (a "PARTICIPANT") participating interests in any Loans, the Commitment of that Bank, and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; PROVIDED, HOWEVER, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the FIRST PROVISO to Section 10.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.1, 3.3, 3.4 and 10.5 as though it were also a Bank hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed subject to Section 10.9, to have the right of set-off in respect of its participating interest in amounts owing under this

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Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

          (e) Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any of its Subsidiaries, or by the Agent on the Company's or Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; PROVIDED, HOWEVER, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Affiliate of such Bank, or to any Participant or Assignee, actual or potential, provided that such Affiliate, Participant or Assignee agrees to keep such information confidential to the same extent required of the Banks hereunder, and (H) as to any Bank, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company is party or is deemed a party with such Bank.

          (f) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 s or any CFR 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     10.9 SET-OFF. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application.

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

     10.10 AUTOMATIC DEBITS OF FEES. With respect to any commitment fee, arrangement fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, BofA or the Arranger under the Loan Documents, the Company hereby irrevocably authorizes BofA to debit any deposit account of the Company with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

     10.11 NOTIFICATION OF ADDRESSES, LENDING OFFICES, ETC. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

     10.12 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     10.13 SEVERABILITY. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     10.14 NO THIRD PARTIES BENEFITED. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     10.15  GOVERNING LAW AND JURISDICTION.

            (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

            (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE ORIGINAL CREDIT AGREEMENT, THE 1996 AMENDED AND RESTATED CREDIT AGREEMENT, THE 1995 AMENDED AND RESTATED CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-

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EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE COMPANY, THE AGENT AND THE BANKS
EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT, THE ORIGINAL CREDIT AGREEMENT, THE 1995 AMENDED AND RESTATED CREDIT AGREEMENT, THE 1996 AMENDED AND RESTATED CREDIT AGREEMENT OR ANY DOCUMENT RELATED HERETO OR THERETO. THE COMPANY, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

     10.16 WAIVER OF JURY TRIAL. THE COMPANY, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE ORIGINAL CREDIT AGREEMENT, THE 1995 AMENDED AND RESTATED CREDIT AGREEMENT, THE 1996 AMENDED AND RESTATED CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, THE ORIGINAL CREDIT AGREEMENT, THE 1995 AMENDED AND RESTATED CREDIT AGREEMENT, THE 1996 AMENDED AND RESTATED CREDIT AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     10.17 RECOURSE. Except as otherwise expressly provided in the proviso to this Section, nothing contained herein or in the other Loan Documents shall be construed as creating any liability of any past or present shareholder, limited partner or general partner of the Company or the Partner Entities or any of their respective officers or directors to pay any deficiency or other amount owing on account of the Obligations or to perform any covenant either express or implied of the Company contained herein or in any other Loan Document; PROVIDED, HOWEVER, that nothing in this Section
10.17 shall be construed (i) to relieve any Person from liability for fraud, concealment, or other intentional wrongdoing for which such Person would otherwise be liable under any applicable law, either directly or on behalf of the Company, (ii) to restrict the joinder in any action of any necessary party in order to seek enforcement of rights against the

Company or any other party to any Loan Document or to restrict injunctive relief against any Person to the extent necessary to obtain performance by the Company of its Obligations or by any other party to one or more of the Loan Documents, or (iii) to relieve any Person from liability for distributions, payments, or other transfers made to such Person in violation of the Loan Documents, or in violation of or otherwise recoverable under any applicable law.

     10.18 ENTIRE AGREEMENT. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks, the Co-Agents and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof; PROVIDED, HOWEVER, that (a) the Fee Letter (b) any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or the Banks, and (c) the representations and warranties (as of the dates made and deemed made) and the indemnities of the Company set forth in the Original Credit Agreement, the 1995 Amended and Restated Credit Agreement, the 1996 Amended and Restated Credit Agreement and the "Loan Documents" (as defined therein) shall, in each case, survive the execution and delivery of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco, California, by their proper and duly authorized officers as of the day and year first above written.

                                    CROWN PACIFIC LIMITED PARTNERSHIP, a
                                    Delaware limited partnership

                                    By:  CROWN PACIFIC MANAGEMENT LIMITED
                                         PARTNERSHIP, a Delaware limited
                                         partnership, its general partner



                                         By:
                                               ------------------------------
                                         Title:
                                               ------------------------------

                                    BANK OF AMERICA NATIONAL TRUST AND
                                    SAVINGS ASSOCIATION, as Agent



                                    By:
                                          -----------------------------------
                                    Title:
                                          -----------------------------------


                                    BANK OF AMERICA NATIONAL TRUST AND
                                    SAVINGS ASSOCIATION, as a Bank



                                    By:
                                          -----------------------------------
                                    Title:
                                          -----------------------------------

                                    ABN AMRO BANK N.V., as Co-Agent
                                    and as a Bank

                                    By  ABN AMRO NORTH AMERICA, INC., as agent

                                    By:
                                          -----------------------------------
                                    Title:
                                          -----------------------------------


                                    By:
                                          -----------------------------------
                                    Title:
                                          -----------------------------------


                                    ABN AMRO BANK N.V., as a Bank

                                    By  ABN AMRO NORTH AMERICA, INC., as agent


                                    By:
                                          -----------------------------------
                                    Title:
                                          -----------------------------------


                                    By:
                                          -----------------------------------
                                    Title:
                                          -----------------------------------


                                    SOCIETE GENERALE, as Co-Agent and as a Bank



                                    By:
                                          -----------------------------------
                                    Title:
                                          -----------------------------------

                                    BANK OF MONTREAL



                                    By:
                                          -----------------------------------
                                    Title:
                                          -----------------------------------


                                    THE BANK OF NOVA SCOTIA



                                    By:
                                          -----------------------------------
                                    Title:
                                          -----------------------------------


                                    BANQUE PARIBAS



                                    By:
                                          -----------------------------------
                                    Title:
                                          -----------------------------------


                                    By:
                                          -----------------------------------
                                    Title:
                                          -----------------------------------


                                    UNION BANK OF CALIFORNIA, N.A.



                                    By:
                                          -----------------------------------
                                    Title:
                                          -----------------------------------

                                    KEY BANK OF WASHINGTON



                                    By:
                                          -----------------------------------
                                    Title:
                                          -----------------------------------


                                    WELLS FARGO BANK, N.A.



                                    By:
                                          -----------------------------------
                                    Title:
                                          -----------------------------------

                              SCHEDULE 2.1

                              COMMITMENTS
                          AND PRO RATA SHARES

BANK                                          COMMITMENT    PRO RATA SHARE
- ----                                       ---------------  --------------

Bank of America National Trust
and Savings Association                                     $

ABN AMRO Bank, N.V.

Societe Generale

Bank of Montreal

The Bank of Nova Scotia

Banque Paribas

Key Bank

Union Bank of California, N.A.

Wells Fargo Bank, N.A.
                                           ---------------       ----
  TOTAL                                    $125,000,000.00       100%

                                   SCHEDULE 10.2

                       OFFSHORE AND DOMESTIC LENDING OFFICES,
                               ADDRESSES FOR NOTICES

CROWN PACIFIC LIMITED PARTNERSHIP

Address for notices:

Crown Pacific Limited Partnership
c/o Crown Pacific Management
  Limited Partnership
Bank of America Financial Center
Suite 1500
121 S.W. Morrison Street
Portland, Oregon 97204
Attention:  Roger L. Krage
            General Counsel and Secretary
            Telephone: (503) 274-2300
            Facsimile: (503) 228-4875

BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
  as Agent

Address for notices:

Bank of America National Trust
and Savings Association
Agency Management Services #5596
1455 Market Street, 12th Floor
San Francisco, California 94103
Attention:  Ivo Bakovic
            Vice President
            Telephone: (415) 436-2789
            Facsimile: (415) 436-2700

Address for borrowings/payments to Agent:

Bank of America National Trust
and Savings Association
ABA #1210-0035-8
Attn.:  Agency Management Services #5596
For credit to A/C No. 12337-14313
Ref.:  Crown Pacific Limited Partnership

BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
  as a Bank

Addresses for notices:

     (a)   Credit notices:

Bank of America National Trust and Savings Association
Credit Products #3838
555 California St., 41st Floor
San Francisco, California 94104
Attention:  Michael J. Balok
            Managing Director
            Telephone: (415) 622-2018
            Facsimile: (415) 622-4585

     (b)    Operations notices:

Bank of America National Trust and Savings Association
1850 Gateway Boulevard, 4th Floor
Concord, California 94520
Attention:  Theresa A. Peach
            Senior Customer Services Specialist
            Telephone: 510-675-7350
            Facsimile: 510-675-7531

Payment Instructions:

Bank of America National Trust and Savings Association
For credit to A/C No. 12331-83980
Ref.:  Crown Pacific Limited Partnership
Attention:  Theresa A. Peach,
            Senior Customer Services Specialist

Domestic and Offshore Landing Office:

same as address for operations notices

ABN AMRO BANK, N.V.
  as Co-Agent and as a Bank

Addresses for notices:

     (a)    Credit notices:

ABN AMRO Bank, N.V.
600 University Street
Suite 2323
Seattle, WA 98101
Attention:  David McGinnis, Vice President and Director
            Telephone:  (206) 587-0342
            Facsimile:  (206) 682-5641

     (b)    Operations notices:

ABN AMRO Bank, N.V.
(same address as above)
Attention:  Suzanne Smith
            Loan Administration Specialist
            Telephone:  (206) 587-0281
            Facsimile:  (206) 682-5641

Payment Instructions:

ABN AMRO Bank, N.V., New York
ABA 026009580
for credit to ABN AMRO Bank Seattle Branch
Account No. 651001085541
Ref.:  Crown Pacific Limited Partnership

Domestic and Offshore Lending Office:

same as Operations notice address

SOCIETE GENERALE
  as Co-Agent and as a Bank

Addresses for notices:

     (a)    Credit Notices:

Societe Generale
One Montgomery Street, Suite 3220
San Francisco, CA 94104
Attention:  Alec Neville
            Vice President
            Telephone:  (415) 433-8400
            Facsimile:  (415) 989-9922

     (b)    Operations Notices:

Societe Generale
2029 Century Park East, Suite 2900
Los Angeles, CA 90067
Attention:  Doris Yun
            Telephone:  (310) 788-7117
            Facsimile:  (310) 203-0539

Payment Instructions:

Societe Generale New York
ABA 0260042206
for account of Crown Pacific Limited Partnership
NY LSA 9026096

Domestic and Offshore Lending Office:

same as Operations notice address

WELLS FARGO BANK, N.A.
  as a Bank

Addresses for notices:

     (a)    Credit notices:

Wells Fargo Bank, N.A.
555 Montgomery Street, 17th Floor
San Francisco, CA 94111
Attention:  Dave Neumann, Vice President
            Telephone:  (415) 396-4067
            Facsimile:  (415) 362-5081

     (b)    Operations notices:

Wells Fargo Bank, N.A.
420 Montgomery Street, 9th Floor
San Francisco, CA 94104
Attention:  Marilyn Jones, B.S.O.
            Telephone:  (415) 396-2691
            Facsimile:  (415) 989-4319

Payment instructions:

Wells Fargo Bank, N.A.
ABA 121000248
BNF=Corporate Loan Operations/AC-2712507201
OBI=Ref: Crown Pacific Limited Partnership
Attention:  Corporate Loans SG371

Domestic and Offshore Lending Office:

same as Operations notice address

BANQUE PARIBAS
  as a Bank

Addresses for notices:

     (a)    Credit notices:

Banque Paribas
101 California Street, Suite 3150
San Francisco, CA 94111
Attention:  Robert Pinkerton, Vice President
            Telephone:  (415) 398-6811
            Facsimile:  (415) 398-4240

     (b)    Operations notices:

Banque Paribas
2029 Century Park East, Suite 3900
Los Angeles, CA 90067
Attention:  Shirley Williams,
            Vice President, Operations Dept.
            Telephone:  (310) 551-7360
            Facsimile:  (310) 553-1504

Payment instructions:

Bank of America, San Francisco
ABA 1210-0035-8
Account No. 62902-10150
Account Name: Banque Paribas, Los Angeles Agency
Ref.: Crown Pacific Limited Partnership

Domestic and Offshore Lending Office:

same as Operations notice address

UNION BANK OF CALIFORNIA, N.A.
  as a Bank

Addresses for notices:

     (a)    Credit notices:

Union Bank of California, N.A.
400 California Street, 17th Floor
San Francisco, CA 94104
Attention:  Kevin Sullivan, Vice President
            Telephone:  (415) 765-3148
            Facsimile:  (415) 765-3146

     (b)    Operations notices:

Union Bank of California, N.A.
(same address as above)
Attention:  Norma Sarto
            Telephone:  (415) 765-2722
            Facsimile:  (415) 765-3146

Payment Instructions:

Union Bank of California, N.A.
ABA 121000015
Account No. 001-060235
Account Name:  Corporate Banking Note Dept.
Ref.:  Crown Pacific Limited Partnership

Domestic and Offshore Lending Office:

same as Credit notice address

KEY BANK OF WASHINGTON
  as a Bank

Addresses for Notices:

     (a)    Credit notices:

Key Bank of Washington
700 Fifth Avenue, 48th Floor
Seattle, WA 98104
Attention:  John H. Brock, Vice President
            Telephone:  (206) 684-6031
            Facsimile:  (206) 684-6035

     (b)    Operations notices:

Key Bank of Washington, N.W. Region Specialty Services
17900 Pacific Highway South, Suite 301
Seattle, WA 98188
Attention:  Mary Pease/Vicky Heineck
            Telephone:  1(800) 297-5518
            Facsimile:  1(800) 297-5495

Payment Instructions:

Key Bank of Washington
ABA 125000574
Account Name:  Crown Pacific Limited Partnership
Ref.:  N.W. Region Specialty Services
Attn.: Mary Pease/Vicky Heineck

Domestic and Offshore Lending Office:

same as Operations notice address

BANK OF MONTREAL
as a Bank

Address for notices:

     (a)    Credit notices:

Bank of Montreal
115 S. LaSalle Street
Chicago, IL 60603
Attention:  Susan Blackburn, Director
            Telephone:  (312) 750-3887
            Facsimile:  (312) 750-3808

     (b)    Operations notices:

Bank of Montreal
(same address as above)
Attention:  Debra Sandt
            Int. Officer - Client Services
            Telephone: (312) 750-4312
            Facsimile: (312) 750-4344

Payment Instructions:

Harris Bank & Trust
ABA 071000288
Account No. 134856-6
Account Name:  Bank of Montreal
Ref.:  Crown Pacific Limited Partnership

Domestic and Offshore Lending Office:
same as Operations notice address

THE BANK OF NOVA SCOTIA
as a Bank

Address for Notices:

     (a)    Credit notices:

The Bank of Nova Scotia
888 S.W. Fifth Avenue
Suite 750
Portland, OR 97204
Attention:  Daryl Hogge
            Relationship Manager
            Telephone: (503) 222-4169
            Facsimile: (503) 222-5502

     (b)    Operations notices:

The Bank of Nova Scotia
600 Peachtree Street, N.E.
Suite 2700
Atlanta, GA 30308
Attention:  Craig Subryan
            Telephone: (404) 877-1563
            Facsimile: (404) 888-8998

Payment Instructions:

The Bank of Nova Scotia
ABA 026 002 532
Account No. 6102-32
Account Name: BNS-Portland Loan Servicing
Ref.: Crown Pacific Limited Partnership

Domestic and Offshore Lending Office:

same as Credit notice address